UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
General Mills, Inc.

(Name of Registrant as Specified In Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑   No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which             the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

☐   Fee paid previously with preliminary materials:
☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee        was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

NOTICE OF

2009 ANNUAL MEETING

OF STOCKHOLDERS

AND PROXY STATEMENT

Meeting Date:

Monday, September 21, 2009
at 11:00 a.m. (Central Daylight Time)

Meeting Place:

Children’s Theatre Company
2400 Third Avenue South
Minneapolis, Minnesota

August 10, 2009

Dear Stockholder:

It is my pleasure to invite you to the General Mills 2009 Annual Meeting of Stockholders. We will hold the meeting in the auditorium of the Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota, on Monday, September 21, 2009, at 11:00 a.m. Central Daylight Time. During the meeting, we will discuss each item of business described in this Notice of Annual Meeting of Stockholders and Proxy Statement, and we will give a current report on our business operations. There also will be time for questions. We expect the meeting to adjourn at about 12:15 p.m. We hope you will be able to attend the meeting. If you need special assistance at the meeting because of a disability, please contact the Corporate Secretary at the address above.

Whether or not you expect to attend, please vote your proxy so your shares will be represented at the meeting.

Sincerely,

NOTICE OF
2009 ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 21, 2009

August 10, 2009

Dear Stockholder:

The Annual Meeting of Stockholders of General Mills, Inc. will be held on Monday, September 21, 2009, at 11:00 a.m., Central Daylight Time, in the auditorium of the Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota. The purpose of the meeting is to:

1.	Elect as directors the 14 nominees named in the attached proxy statement;

2.	Approve the 2009 Stock Compensation Plan;

3.	Ratify the appointment of KPMG LLP as General Mills’ independent registered public accounting firm for our fiscal year ending May 30, 2010;

4.	Act on one stockholder proposal, if properly presented at the meeting; and

5.	Transact any other business that properly comes before the meeting.

The record date for the Annual Meeting is July 23, 2009. If you held General Mills stock at the close of business on that date, you are entitled to vote at the Annual Meeting.

At the meeting, we also will report on our fiscal 2009 business results and other matters of interest to stockholders.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting. You may vote your proxy as follows:

•	If you received a Notice of Internet Availability of Proxy Materials in the mail, you may use the 12-digit control number on the Notice to access the proxy materials and vote via the Internet at www.proxyvote.com; or

•	If you have a printed copy of the proxy materials, you may use the 12-digit control number on your proxy card to vote by telephone or via the Internet at www.proxyvote.com, or you may sign and return the proxy card.

Please consult your Notice of Internet Availability of Proxy Materials or proxy card for specific voting instructions. For questions on accessing proxy materials or voting on the Internet, please contact us at 800-245-5703.

To request a printed copy of the proxy materials, please call 800-579-1639, e-mail sendmaterial@proxyvote.com or visit www.proxyvote.com. You will need your 12-digit control number to make your request.

Sincerely,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 21, 2009

Our Notice of 2009 Annual Meeting of Stockholders, Proxy Statement and Annual Report to
Stockholders are available on the General Mills website at www.generalmills.com in the “Investors” section.

i

GENERAL MILLS, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MONDAY, SEPTEMBER 21, 2009

The board of directors of General Mills, Inc. (referred to as “General Mills,” “we,” “our,” “us” or the “company”) is soliciting proxies for use at the Annual Meeting of Stockholders to be held on September 21, 2009. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. We first mailed or made available the proxy materials on or about August 10, 2009.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The fourteen director nominees presented below are recommended for election to the board of directors. Directors are elected by a majority of votes cast for a one-year term and serve until the next annual meeting where their successors are elected, or, if earlier, until their retirement, resignation or removal. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for any of the nominees, the proxies will vote your shares for that other person unless you instruct us otherwise when you vote.

Bradbury H. Anderson Director since 2007
Bradbury H. Anderson, age 60, has served as Vice Chairman of the Board of Best Buy Co., Inc., an electronics retailer, since 2002. He was also Chief Executive Officer of Best Buy from 2002 until his retirement in June 2009. Mr. Anderson joined Best Buy in 1973. Prior to becoming Chief Executive Officer, he served as Executive Vice President from 1986 to 1991 and President and Chief Operating Officer from 1991 to 2002.

R. Kerry Clark Director since May 2009
R. Kerry Clark, age 57, is Chairman and Chief Executive Officer of Cardinal Health, Inc., a provider of health care products and services. Mr. Clark joined Cardinal Health in April 2006 as President and Chief Executive Officer and became Chairman in November 2007. Prior to that, he had held various positions at The Procter & Gamble Company, a consumer products company, since 1974, including President of P&G Asia; President, Global Market Development and Business Operations; and from 2004 to 2007, Vice Chairman of the Board. He is a director of Textron, Inc. and Hauser Capital Partners, LLC.

Paul Danos Director since 2004
Paul Danos, age 67, has been Dean and Laurence F. Whittemore Professor of Business Administration at Tuck School of Business at Dartmouth College since 1995. Prior to that, Mr. Danos held academic positions at the University of Michigan from 1974 to 1995, the University of Texas from 1971 to 1974 and the University of New Orleans from 1970 to 1971. He is a director of B.J.’s Wholesale Club, Inc.

William T. Esrey Director since 1989
William T. Esrey, age 69, is Chairman of the Board of Spectra Energy Corp., a provider of natural gas infrastructure, and Chairman Emeritus of Sprint Corporation, a telecommunications company. Mr. Esrey served as Chairman of the Board for Sprint from 1990 to 2003 and Chief Executive Officer from 1985 to 2003.

Raymond V. Gilmartin Director since 1997
Raymond V. Gilmartin, age 68, has been a Professor of Management Practice at the Harvard Business School since July 2006. He is the former Chairman, President and Chief Executive Officer of Merck & Company, Inc., a pharmaceutical company, and served in that capacity from 1994 to 2005. He served as Special Advisor to the Executive Committee of the Board of Merck from 2005 to 2006. He previously served as Chairman, President and Chief Executive Officer of Becton Dickinson and Company, a medical technology company. Mr. Gilmartin is a director of Microsoft Corporation.

Judith Richards Hope Director since 1989
Judith Richards Hope, age 68, has been Distinguished Visitor from Practice and Professor of Law since March 2005 and was an Adjunct Professor from 2002 to 2004 at Georgetown University Law Center. Ms. Hope was a partner at the law firm of Paul, Hastings, Janofsky & Walker from 1981 until 2003 and a Senior Advisor to the Paul, Hastings firm from 2004 to 2005. Ms. Hope is a director of Union Pacific Corporation.

Heidi G. Miller Director since 1999
Heidi G. Miller, age 56, has served as Executive Vice President, ceo, Treasury & Security Services, of J.P. Morgan Chase & Co., a financial services firm, since July 2004. From 2002 to 2004, Ms. Miller served as Executive Vice President and Chief Financial Officer of Bank One Corporation.

Hilda Ochoa-Brillembourg Director since 2002
Hilda Ochoa-Brillembourg, age 65, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group and Director of Emerging Markets Investment Corporation, both investment advisory firms. From 1976 to 1987, she served in various capacities within the Pension Investment Division of the World Bank, including as its Chief Investment Officer from 1981 to 1987. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, a lecturer at the Universidad Catolica Andres Bello in Venezuela and as treasurer of the C.A. Luz Electricia de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a director of McGraw-Hill Companies.

Steve Odland Director since 2004
Steve Odland, age 50, has been Chairman and Chief Executive Officer of Office Depot, Inc., an office merchandise retailer, since March 2005. From January 2001 to March 2005, he was Chairman and Chief Executive Officer of AutoZone, Inc., an auto parts retailer. Mr. Odland was an executive with Ahold USA, an international food retailer, from 1998 to 2000 and was President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996.

Kendall J. Powell Director since 2006
Kendall J. Powell, age 55, was elected Chief Executive Officer of General Mills in September 2007 and Chairman in May 2008. Mr. Powell joined General Mills in 1979 and progressed through a variety of positions in the company before becoming a Vice President in 1990. He became President of Yoplait USA in 1996, President of the Big G cereal division in 1997 and a Senior Vice President in 1998. From 1999 to 2004, he served as Chief Executive Officer of Cereal Partners Worldwide in Switzerland. He returned to the United States in 2004 and was elected an Executive Vice President. In 2006, Mr. Powell was elected President and Chief Operating Officer of General Mills with overall global operating responsibility for the company. He is a director of Medtronic, Inc.

Lois E. Quam Director since December 2007
Lois E. Quam, age 48, is the founder and Chief Executive Officer of Tysvar, LLC, a company she founded in March 2009 to develop businesses in the health care and clean energy sectors. From August 2007 to March 2009, she was Managing Director of Alternative Investments at Piper Jaffray, an investment bank and international securities firm. Prior to that, Ms. Quam had served in various capacities at UnitedHealth Group since 1989, including as Executive Vice President, President of the Public and Senior Markets Group from 2006 to 2007 and as Chief Executive Officer of the Ovations division from 2002 to 2006.

Michael D. Rose Director from 1985 to 2000 and since 2004
Michael D. Rose, age 67, has been Chairman of the Board of First Horizon National Corporation, a banking and financial services company, and its subsidiary, First Tennessee Bank National Association, since January 2007. He served as Chairman of the Board of Gaylord Entertainment Company from 2001 to 2005. Since 1998, Mr. Rose has been a private investor and Chairman of Midaro Investments, Inc., a privately held investment firm. Mr. Rose is also a director of Darden Restaurants, Inc. and Gaylord Entertainment Company.

Robert L. Ryan Director since 2005
Robert L. Ryan, age 66, served as Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, from 1993 until his retirement in April 2005. Mr. Ryan was Vice President, Finance, and Chief Financial Officer of Union Texas Petroleum Corp. from 1984 to 1993, Controller from 1983 to 1984 and Treasurer from 1982 to 1983. Prior to 1982, Mr. Ryan was Vice President at Citibank and was a management consultant for McKinsey & Company. Mr. Ryan is a director of The Black & Decker Corporation, Citigroup Inc. and Hewlett-Packard Company.

Dorothy A. Terrell Director since 1994
Dorothy A. Terrell, age 64, has been a limited partner of First Light Capital, a venture capital firm, since April 2003. Ms. Terrell served as President and Chief Executive Officer of the Initiative for a Competitive Inner City, a non-profit organization focused on inner city business development, from 2005 until 2007, and as Senior Vice President, Worldwide Sales, and President, Platform & Services Group, of NMS Communications, a producer of hardware and software component products for telecommunications applications, from 1998 until 2002. She served in various executive management capacities at Sun Microsystems, Inc. from 1991 to 1997 and Digital Equipment Corporation from 1976 to 1991. Ms. Terrell is a director of Herman Miller, Inc.

The board of directors unanimously recommends a vote FOR each director nominee.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue the strategic objectives of General Mills and ensure the company’s long-term vitality for the benefit of stockholders. The cornerstone of our practices is an independent and qualified board of directors. All directors are elected annually by a majority of votes cast by stockholders, and all board committees are composed entirely of independent directors.

The board carefully evaluates each incoming director candidate based on selection criteria and overall priorities for board composition that are periodically re-examined by the corporate governance committee with input from the rest of the directors. As our directors’ commitments change, the board revisits their situations to ensure that they can continue to serve the best interests of the company and its stockholders. We also demand high standards of ethics from our directors and management as described in the director and employee codes of conduct.

Our governance principles are published on our website at www.generalmills.com in the “Investors” section and are available in print to any stockholder who requests a copy from our Corporate Secretary. We have included some highlights from those principles below:

Board Independence and Composition

•	The board believes that meaningful stockholder participation is critical to the election of directors. Generally, our directors are elected annually by a majority of votes cast. If an incumbent director is not re-elected, the director must promptly offer his or her resignation to the board. The corporate governance committee will recommend to the board whether to accept or reject the resignation, and the board will disclose its decision and the rationale behind it within 90 days from the certification of the election results. If ever there are more director nominees than the number of directors to be elected, the directors will be elected by a plurality of the votes cast.

•	Overall board composition guidelines require expertise in fields relevant to the business of the company; a breadth of experience from a variety of industries and from professional disciplines such as finance, academia, law and government; a diversity of gender, ethnicity, age and geographic location; and a range of tenures on the board to ensure both continuity and fresh perspective. Final approval of director nominees is determined by the full board, based on the recommendation of the corporate governance committee.

•	Well-defined selection criteria for individual directors require independence, integrity, experience and sound judgment in areas relevant to our businesses, a proven record of accomplishment, willingness to speak one’s mind and commit sufficient time to the board, appreciation for the long-term interests of stockholders, the ability to challenge and stimulate management and the ability to work well with fellow directors. The corporate governance committee uses a variety of sources, including executive search firms and stockholder recommendations, to identify director candidates. The corporate governance committee retains any search firms and approves payment of their fees.

•	Board members are expected to devote sufficient time and attention to carrying out their director duties and responsibilities and ensure that their other responsibilities, including service on other boards, do not materially interfere with their responsibilities as directors of the company. Directors must inform the chair of the corporate governance committee in advance of becoming a director and/or member of the audit committee of any other public company. The board will take into account the nature and extent of the director’s other commitments when determining whether it is appropriate to nominate that individual for re-election.

•	The board believes that a substantial majority of its members should be independent, non-employee directors. The board has established guidelines consistent with the current listing standards of the New York Stock Exchange for determining director independence. You can find these guidelines in Appendix A of this proxy statement.

•	Director affiliations and transactions are regularly reviewed to ensure there are no conflicts or relationships that might impair a director’s independence from the company, senior management and our independent registered public accounting firm.

•	The board has reviewed transactions between the company and each of our non-employee directors, their immediate family members and affiliated entities within the last three fiscal years, including transactions by which the company has obtained electronics and technical support services from Best Buy, where Mr. Anderson serves as Vice Chairman; educational services from universities where Mr. Danos, Mr. Gilmartin and Mr. Spence serve on the faculties; investment banking and financial services from J.P. Morgan Chase, where Ms. Miller serves as an executive officer; office supplies from Office Depot, where Mr. Odland serves as Chief Executive Officer; and asset management services from a firm in which Ms. Ochoa-Brillembourg has an ownership interest, as described under Certain Relationships and Related Transactions. The board determined that each of these transactions was conducted in the ordinary course of our business and did not create a material relationship between the company and any of the directors involved, according to our independence guidelines.

•	Based on this review, the board has affirmatively determined that the following non-employee directors are independent under our guidelines and as defined by New York Stock Exchange listing standards: Bradbury H. Anderson, R. Kerry Clark, Paul Danos, William T. Esrey, Raymond V. Gilmartin, Judith Richards Hope, Heidi G. Miller, Hilda Ochoa-Brillembourg, Steve Odland, Lois E. Quam, Michael D. Rose, Robert L. Ryan and Dorothy A. Terrell. The board made the same annual determination for A. Michael Spence prior to his retirement on September 22, 2008. The board has also determined that all board committees are composed entirely of independent, non-employee directors.

Certain Relationships and Related Transactions

•	Our board of directors has adopted a written policy for reviewing and approving transactions between the company and its related persons, including directors, director nominees, executive officers, 5% stockholders and their immediate family members or affiliates. The policy applies to:

—	all financial transactions, arrangements or relationships involving over $100,000;

—	in which the company, or one of its affiliates, is a participant; and

—	in which a related person could have a direct or indirect interest.

•	The policy does not apply to certain compensation payments which have been approved by the compensation committee or disclosed in the proxy statement; transactions that are available to all other stockholders or employees on the same terms; or transactions with an entity where the related person’s interest is only as a director or a less than 10% owner.

•	The board has delegated to our corporate governance committee the authority to review potential or existing transactions. The corporate governance committee will only approve or ratify those transactions that are determined to be consistent with the best interests of the company and its stockholders, and that comply with applicable policies, codes of conduct and legal restrictions.

•	The corporate governance committee reviewed and ratified a number of commercial and charitable transactions in fiscal 2009, including the following: Hilda Ochoa-Brillembourg, a General Mills director, is a director and minority owner of Emerging Markets Investment Corporation (“EMI”), and as a result, has an indirect interest in its affiliate, Emerging Market Managers LLC (“EMM”). Approximately $91.6 million of General Mills retirement plan assets are invested in the Emerging Markets Investors Fund, and EMM received management fees of approximately $759,912 attributable to these investments during fiscal 2009. Based on her ownership interest, Ms. Ochoa-Brillembourg had a financial interest of approximately $83,590 in the management fees. In determining that these relationships are consistent with the best interests of the company and its stockholders, and do not impair her independence, the committee considered the following factors:

—	Ms. Ochoa-Brillembourg is not an employee or officer of EMI or EMM and is not otherwise involved in the day-to-day operation of either firm.

—	Our relationship with EMI and EMM pre-dates Ms. Ochoa-Brillembourg’s election to our board of directors.

—	She was not involved in establishing the relationship.

—	She has never had any direct involvement in providing services to our benefit plans.

—	The compensation paid to EMM was determined through arms-length negotiations and is customary in amount.

—	The board has determined that her financial interest in the transaction would not impact her willingness or ability to act independently from management.

Director Nominations

The corporate governance committee is responsible for recommending candidates for election to our board of directors. For more information on overall board composition guidelines and selection criteria for individual directors, see Board Independence and Composition. The corporate governance committee also reviews whether a potential candidate meets board and/or committee membership requirements imposed by law, regulation or stock exchange rules; recommends whether a potential candidate is independent and evaluates the potential for any conflict of interest between the director and General Mills.

Director nominees recommended by the corporate governance committee are subject to full board approval and election by stockholders at an annual meeting of stockholders. From time to time, the corporate governance committee retains a recruitment firm to assist in identifying, evaluating and recruiting director candidates, based on specified criteria, and pays the firm a fee for these services. Suggestions also are received from board members and stockholders.

Of the fourteen directors recommended for election at the 2009 Annual Meeting, all nominees were elected as directors at our 2008 Annual Meeting except for R. Kerry Clark, who was appointed to the board after our director recruitment firm identified him as a candidate. The corporate governance committee reviewed his qualifications and recommended his election to the board.

Stockholders who wish to suggest a candidate for our board of directors may submit a written recommendation to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, along with the stockholder’s name, address and the number of General Mills shares beneficially owned; the name of the individual being nominated and number of General Mills shares beneficially owned by the candidate; the candidate’s biographical information describing experience and qualifications; a description of all agreements, arrangements or understandings between the stockholder and individual being nominated; and the candidate’s consent to serve as a director, if elected. The corporate governance committee may request that the stockholder provide certain additional information. For a candidate to be considered for the slate recommended in our proxy statement for the 2010 Annual Meeting, stockholders should submit the required information to the Corporate Secretary by April 12, 2010.

The corporate governance committee will consider and evaluate stockholder-recommended candidates by applying the same criteria used to evaluate director-recommended candidates. If the corporate governance committee decides the candidate is suitable for board membership, the corporate governance committee will make a recommendation to the board of directors for its approval to include the candidate in the slate of directors nominated for election by stockholders in the proxy statement. During fiscal 2009, we received no director nominations from our stockholders.

Under our By-laws, stockholders may also nominate a candidate for election at an annual meeting of stockholders. Our annual meeting is typically held on the fourth Monday in September. Stockholders who intend to present a nomination at our 2010 Annual Meeting are required to notify the Corporate Secretary in writing and provide the information described in our By-laws no earlier than May 24, 2010 and no later than June 23, 2010. Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in proxy materials sent to stockholders prior to the meeting.

Board Leadership

•	The Chairman leads the board and oversees board meetings and the delivery of information necessary for the board’s informed decision-making. The Chairman also serves as the principal liaison between the board and our management.

•	The board determines whether the role of the Chairman and the Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interests of the company. Currently, the board believes that the positions of Chairman and Chief Executive Officer should be held by the same person as this combination has served and is serving the company well by providing unified leadership and direction.

•	When the Chairman and Chief Executive Officer roles are combined, the chair of the corporate governance committee:

—	acts as the presiding director and presides at all board meetings at which the Chairman is not present, including executive sessions of the non-employee directors;

—	serves as a liaison between the Chairman and the non-employee directors;

—	approves board meeting agendas and consults with the Chairman on information provided to the board;

—	approves meeting schedules to assure that there is sufficient time for discussions;

—	calls meetings of the non-employee directors and sets agendas for executive sessions; and

—	serves as board representative for consultation and direct communication with major stockholders on issues that the board determines may not be addressed by the Chairman or other board designees and as otherwise deemed appropriate by the board.

The Board’s Role in Risk Management

Risk is an integral part of board and committee deliberations throughout the year. The audit committee and the board annually review an assessment of the primary operational and regulatory risks facing the company, their relative magnitude and management’s plan for mitigating these risks. In addition, the board discusses risks related to the company’s business strategy at the annual strategic planning meeting every October and at other meetings as appropriate.

Board Committees and Their Functions

The board has five standing committees that are each composed entirely of independent directors. The corporate governance committee reviews committee and committee chair assignments annually, and recommends committee rosters to the full board after considering factors such as the directors’ business and corporate governance experience, their preferences, criteria for specific committee service, the directors’ other responsibilities and scheduling flexibility. Assignments are rotated to ensure that each committee has an appropriate mix of tenure and experience. Committee membership shown below is effective as of August 1, 2009:

Audit Committee

Number of meetings in fiscal 2009: Seven

Functions:	• Oversees integrity, adequacy and effectiveness of internal controls, audits, financial reporting processes and the compliance program, including the Employee Code of Conduct;

•  Assesses and ensures the independence, qualifications and performance of our independent registered public accounting firm, selects the independent registered public accounting firm for the annual audit and approves the independent registered public accounting firm’s services and fees;

• Meets with the independent registered public accounting firm, without management present, to consult with it and review the scope of its audit;
• Reviews our annual risk assessment process and policy compliance;
• Reviews and approves our annual audited financial statements before issuance, subject to the board of directors’ approval; and
• Reviews the performance of the internal audit function.
Financial Experts:	The board of directors has unanimously determined that (i) all audit committee members are financially literate under the New York Stock Exchange listing standards and (ii) Mr. Danos, Mr. Esrey and Mr. Ryan qualify as “audit committee financial experts” within the meaning of Securities and Exchange Commission (“SEC”) regulations and have accounting or related financial management expertise as required by the New York Stock Exchange listing standards. Each member also meets the independence standards for audit committee membership under the rules of the SEC.

Compensation Committee

Number of meetings in fiscal 2009: Three

Functions:	• Reviews compensation policies for executive officers and employees to ensure they provide appropriate motivation for corporate performance and increased stockholder value;
• Conducts performance reviews of the Chief Executive Officer;
• Recommends compensation and equity awards for the Chief Executive Officer and approves them for other senior executives;
• Recommends the compensation and equity awards for the non-employee directors; and
• Reviews and discusses with management the Compensation Discussion and Analysis and recommends its inclusion in the proxy statement.

Corporate Governance Committee

Number of meetings in fiscal 2009: Four

Functions:	• Monitors and recommends changes in the organization and procedures of the board, including committee appointments and corporate governance policies;
• Develops policy on composition, participation and size of the board as well as tenure and retirement of directors;
• Recommends candidates for election to the board and evaluates continuing service of incumbent directors;
• Oversees the board self-evaluation process; and
• Reviews and approves transactions between General Mills and related persons.

Finance Committee

Number of meetings in fiscal 2009: Four

Functions:	• Reviews financial policies and performance objectives, including dividend policy;
• Reviews changes in our capital structure, including debt issuances, common stock sales, repurchases and stock splits; and
• Reviews the annual business plan and related financing implications.

Public Responsibility Committee

Number of meetings in fiscal 2009: Two

Functions:	• Reviews public policy and social trends affecting General Mills;
• Monitors our corporate citizenship activities;
• Evaluates our policies to ensure they meet ethical obligations to employees, consumers and society; and
• Reviews our policies governing political contributions and our record of contributions.

A copy of each committee’s charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.

Directors are expected to attend all board and committee meetings, as well as the annual meetings of stockholders, absent exigent circumstances. All of our 13 directors in office at the time attended the 2008 Annual Meeting of Stockholders. During fiscal 2009, the board of directors met eight times and various committees of the board met a total of 21 times. All directors attended at least 75% of the aggregate total meetings of the board and board committees on which they served during fiscal 2009.

Determining Executive Compensation

At the beginning of each fiscal year, the compensation committee reviews and approves compensation for executive officers except for the Chief Executive Officer, including any merit increases to base salary, annual incentive awards for the prior fiscal year’s performance, long-term incentive equity awards and performance targets for the next fiscal year. For the Chief Executive Officer, the committee makes recommendations for the board’s review and approval. The compensation committee members base these determinations on their review of competitive market data from our compensation and performance peer groups, the recommendations of our human resources department, and for other executive officers, the recommendations of the Chief Executive Officer. For more information on our compensation and performance peer groups, see the Compensation Discussion and Analysis.

The compensation committee conducts a performance assessment for the Chief Executive Officer that includes input from all independent non-employee directors. In an executive session, the chair of the compensation committee leads independent non-employee directors through a review of the Chief Executive Officer’s annual accomplishments, review of compensation actions recommended by the compensation committee; approval of compensation and review of performance objectives for the next fiscal year. Following the executive session, the chair of the compensation committee communicates the results of the evaluation to the Chief Executive Officer.

The compensation committee’s independent compensation consultant periodically conducts a detailed review of our compensation and performance peer groups and internal equity comparisons to support the compensation committee’s review process, including benchmarking on pay philosophies, compensation elements separately and in total, and incentive mix. Watson Wyatt & Company served as the independent compensation consultant during fiscal 2009. The compensation committee retained Frederic W. Cook & Co., Inc. to be its independent compensation consultant for fiscal 2010, due to their independence and industry experience. This firm advises the committee on director and executive compensation, but does no other work for General Mills. The change in the consulting relationship allows the company to continue to use Watson Wyatt for broad-based benefits and compensation consulting.

A representative of the independent compensation consultant attends compensation committee meetings from time to time to serve as a resource for the compensation committee. In order to encourage independent review and discussion of executive compensation matters, the compensation committee and the committee chair may request meetings with the independent compensation consultant in executive session without management present.

The compensation committee has sole authority to retain or replace the independent compensation consultant. In order to maintain consultant independence, the compensation committee adopted a formal policy in fiscal 2008 requiring compensation committee pre-approval of work performed by the independent compensation consultant.

Codes of Conduct for Directors and Employees

We have adopted a code of conduct applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer, and a code of conduct applicable to our directors. The codes of conduct are available on our website at www.generalmills.com, and will be mailed to any stockholder who requests a copy from our Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at corporate.secretary@genmills.com.

The audit committee of the board of directors has established procedures for employees, stockholders, vendors and others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the audit committee, which has responsibility for these matters. Employees may seek advice or report actual or potential violations of our Code of Conduct by contacting our Ethics Line on an identified or anonymous basis.

Communications with the Board

Interested parties may directly contact any of our directors, any committee of the board, the board’s non-employee directors as a group or the board generally, by writing to them at General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at boardofdirectors@genmills.com. The board of directors has instructed the Corporate Secretary to distribute communications to the director or directors, after ascertaining whether the communications are appropriate to duties and responsibilities of the board. The board has requested that the Corporate Secretary not forward the following types of communications: general surveys and mailings to solicit business or advertise products; job applications or resumes; product inquiries or complaints; new product suggestions or any material that is threatening, illegal or does not relate to the responsibilities of the board.

DIRECTOR COMPENSATION AND BENEFITS

We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of stockholders. A substantial portion of director compensation is linked to our stock performance, and directors can elect to receive their entire board remuneration in stock and stock-related compensation. Directors are expected to keep all of the shares that they receive as compensation, net of shares used to pay the exercise price or withholding taxes, until they own shares equal in market value to at least five-times their annual retainer.

Determining Director Compensation.  The compensation committee periodically reviews surveys of non-employee director compensation trends, and a competitive analysis of peer company practices prepared by our compensation consultants, and makes recommendations to the board of directors on compensation for our non-employee directors, including their retainers and annual equity awards. Each component of director compensation is described below.

Annual Retainer.  Non-employee directors each receive an annual retainer of $75,000. The chair of the audit committee receives an additional $15,000, chairs of other committees receive an additional $10,000, and other audit committee members receive an additional $5,000. We do not pay any additional fees for attending or chairing a meeting. We pay annual retainers in quarterly installments. Directors can elect to have their retainers paid in cash and/or common stock.

Restricted Stock Units.  Upon attending their first board meeting and at each re-election, each non-employee director receives restricted stock units with a value of $90,000. The number of restricted stock units is determined based on the closing price of our common stock on the New York Stock Exchange on the date of the grant. Restricted stock units are granted under the 2006 Compensation Plan for Non-Employee Directors. The restricted stock units vest at the next annual meeting of stockholders. Directors who leave the board prior to vesting forfeit their restricted stock units. In the event an active director dies, his or her restricted stock units fully vest. Restricted stock units earn amounts equivalent to the regular dividend payments on our common stock. These amounts can be reinvested in additional stock units or paid to the director.

Stock Options.  Upon attending their first board meeting and at each re-election, each non-employee director receives stock options to purchase a certain number of shares for every restricted stock unit that they receive. This award may be periodically re-adjusted with the intent that 50% of the value of their equity award is delivered in stock options, and 50% of the value is delivered in restricted stock units. Options are granted under the 2006 Compensation Plan for Non-Employee Directors. The exercise price is the closing price of our common stock on the New York Stock Exchange on the date of grant. The options become exercisable at the next annual meeting of stockholders and expire 10 years after grant. Directors who leave the board prior to vesting forfeit their unvested options. In the event an active director dies, the options fully vest and remain exercisable by the directors’ estate for the remainder of the option’s full term.

Deferred Compensation.  Non-employee directors may defer their retainers and restricted stock units. We credit any deferred cash retainers with earnings based on a director’s selection from a group of funds offered to employees participating in our Deferred Compensation Plan. One of these funds tracks the return on our common stock. Earnings credited are not above-market or preferential. The value of deferred retainers paid in shares of our common stock and deferred restricted stock units tracks our common stock performance.

Other Benefits.  We have a Planned Gift Program for Directors (the “Planned Gift Program”) that has been discontinued for all directors elected during or after fiscal 2007. The Planned Gift Program is funded by General Mills-paid life insurance policies on each participating director. Upon the death of a director, we donate $1 million to a qualifying charity recommended by the director, and we receive the entire charitable deduction. We are then reimbursed by life insurance proceeds. We have calculated the change in the accrued liability for the benefit in fiscal 2009 and included it under footnote six, All Other Compensation.

The General Mills Foundation matches charitable contributions made by directors of up to $15,000 in each calendar year to eligible colleges, secondary and elementary schools, and up to $15,000 to eligible art and cultural organizations.

From time to time, we also invite our directors’ spouses to accompany them to the company’s annual strategic planning meetings, and we reimburse travel and incidental expenses related to their attendance, in order to foster social interaction among the directors.

The fiscal 2009 compensation of our non-employee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2009

	Fees
	Earned or
	Paid	Stock	Option	All Other
	in Cash(3)	Awards(4)	Awards(5)	Compensation(6)	Total
Name	($)	($)	($)	($)	($)

Bradbury H. Anderson	75,000	94,599	83,319	—	252,918
R. Kerry Clark(1)	18,750	17,125	8,852	—	44,727
Paul Danos	80,000	80,351	76,608	91,084	328,043
William T. Esrey	90,000	80,351	76,608	54,850	301,809
Raymond V. Gilmartin	85,000	80,351	76,608	35,482	277,441
Judith Richards Hope	90,000	80,351	76,608	24,106	271,065
Heidi G. Miller	75,000	80,351	76,608	27,508	259,467
Hilda Ochoa-Brillembourg	75,000	80,351	76,608	50,220	282,179
Steve Odland	75,000	80,351	76,608	60,349	292,308
Lois E. Quam	75,000	86,358	84,163	25,711	271,232
Michael D. Rose	85,000	80,351	76,608	49,408	291,367
Robert L. Ryan	80,000	80,351	76,608	101,354	338,313
A. Michael Spence(2)	18,750	20,428	31,448	23,745	94,371
Dorothy A. Terrell	90,000	80,351	76,608	21,467	268,426

(1)	Mr. Clark attended his first board meeting on May 4, 2009.

(2)	Mr. Spence retired from the board on September 22, 2008.

(3)	Includes the annual retainer and additional fees for directors who chair a board committee or who serve on the audit committee. Mr. Gilmartin received $10,625 of his fees in common stock (158 shares valued at the closing price of our common stock on the New York Stock Exchange on the retainer payment dates). Mr. Anderson received $75,000 of his fees in common stock (1,284 shares valued at the closing price of our common stock on the New York Stock Exchange on the retainer payment dates).

(4)	Includes the compensation cost that we recognized in fiscal 2009 for the restricted stock units granted in fiscal 2009 and in prior fiscal years, calculated in accordance with Statement of Financial Accounting Standards (SFAS) 123R on the same basis used for financial reporting purposes and disregarding estimated forfeitures. Assumptions used to calculate these amounts are factored into Note 11, “Stock Plans,” of the audited financial statements included in our annual report on Form 10-K for the fiscal year ended May 31, 2009.

The grant date fair value of restricted stock units granted to each director in fiscal 2009 is $90,000, which consists of 1,321 restricted stock units granted to each director upon their re-election, or in the case of Mr. Clark, as a newly appointed director, 1,716 restricted stock units granted to him at his first board meeting. The grant date fair value is based on the closing price of our common stock on the New York Stock Exchange on the grant date.

At fiscal year end, each non-employee director held 1,321 restricted stock units, except for Mr. Danos, Ms. Hope, Ms. Miller, Ms. Ochoa-Brillembourg, Mr. Odland and Mr. Rose, who each reinvested their dividends and held 1,350 restricted stock units; Mr. Clark, who held 1,716 restricted stock units; and Mr. Spence, who held no restricted stock units.

(5)	Includes the compensation cost that we recognized in fiscal 2009 for stock options granted in fiscal 2009 and in prior fiscal years, calculated in accordance with SFAS 123R on the same basis used for financial reporting purposes and disregarding estimated forfeitures. Assumptions used to calculate these amounts are factored into Note 11, “Stock Plans,” of the audited financial statements included in our annual report on Form 10-K for the fiscal year ended May 31, 2009.

The grant date fair value of options granted to each director in fiscal 2009 is $66,152 ($46,075 for Mr. Clark), which consists of 6,602 stock options granted to each director upon their re-election, and 8,580 stock options granted to Mr. Clark at his first board meeting. The grant date fair value is based on the Black-Scholes model valuation of $10.02 per share ($5.37 per share for Mr. Clark). The following assumptions were used in the calculation: option term of 9.5 years; dividend yield of 2.60% annually (3.62% for Mr. Clark); a risk-free interest rate of 4.21% (3.67% for Mr. Clark); and expected price volatility of 16.17% (18.84% for Mr. Clark). We have made no adjustments to reflect that these options are subject to forfeiture.

At fiscal year end, the total number of stock options held by each non-employee director was as follows: Mr. Anderson (16,602); Mr. Clark (8,580); Mr. Danos (46,602); Mr. Esrey (96,602); Mr. Gilmartin (96,602); Ms. Hope (96,602); Ms. Miller (86,602); Ms. Ochoa-Brillembourg (66,602); Mr. Odland (46,602); Ms. Quam (16,602); Mr. Rose (66,602); Mr. Ryan (36,602); Mr. Spence (30,000); and Ms. Terrell (76,602).

(6)	All Other Compensation includes:

All Other Compensation

	Planned	Charitable
	Gift	Matching
	Program(7)	Gifts	Other	Total
Name	($)	($)	($)	($)

B. H. Anderson	—	—	—	—
R. K. Clark	—	—	—	—
P. Danos	87,584	3,500	—	91,084
W.T. Esrey	26,584	27,875	391	54,850
R.V. Gilmartin	25,482	10,000	—	35,482
J.R. Hope	23,771	—	335	24,106
H.G. Miller	12,508	15,000	—	27,508
H. Ochoa-Brillembourg	19,885	30,000	335	50,220
S. Odland	44,038	16,311	—	60,349
L. E. Quam	—	25,500	211	25,711
M.D. Rose	24,408	25,000	—	49,408
R.L. Ryan	86,143	15,000	211	101,354
A. M. Spence	23,353	—	392	23,745
D.A. Terrell	18,967	2,500	—	21,467

(7)	Includes interest cost, and with respect to directors with less than five years of service, service cost, recognized in fiscal 2009 in connection with the Planned Gift Program. Calculations assume 6.90% discount rate at the end of fiscal 2009; benefit payment immediately upon death; and mortality rates based on RP2000 Combined Healthy Mortality Table, projected to 2009.

OWNERSHIP OF GENERAL MILLS COMMON STOCK BY
DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table shows the amount of General Mills common stock beneficially owned by (a) each director and director nominee, (b) each named executive officer listed in the Summary Compensation Table, (c) all directors, director nominees and executive officers as a group and (d) each person or group owning more than 5% of our outstanding shares on the dates indicated. Unless otherwise noted, all amounts are as of July 23, 2009, and the stockholders listed in the table have sole voting and investment power with respect to the shares owned by them.

	Amount and Nature
	of Beneficial Ownership
			Exercisable	Percent
Name of Beneficial Owner	Shares(1)		Options(2)	of Class

B. H. Anderson	5,651	(3)	16,602		*
R. K. Clark	1,716		8,580		*
P. Danos	5,707		46,602		*
R. G. Darcy	83,743		397,763		*
W. T. Esrey	29,745		96,602		*
I. R. Friendly	69,034	(4)	398,038		*
R. V. Gilmartin	29,856		96,602		*
J. R. Hope	28,503		96,602		*
H. G. Miller	11,593		86,602		*
D. L. Mulligan	16,567	(5)	77,713		*
H. Ochoa-Brillembourg	8,065		66,602		*
S. Odland	5,713		46,602		*
C. D. O’Leary	21,600		404,180		*
K. J. Powell	70,627		453,755		*
L. E. Quam	2,321		16,602		*
M. D. Rose	22,816	(6)	66,602		*
J. J. Rotsch	147,173	(7)	511,580		*
R. L. Ryan	4,596		36,602		*
D. A. Terrell	20,177		76,602		*
All directors, nominees and executive officers as a group (25 persons)	688,480	(8)	3,872,229	1.4
Barclays Investment Group	22,740,851	(9)	—	6.9
State Street Bank and Trust Company	21,099,689	(10)	—	6.4

*	Indicates ownership of less than 1% of the total outstanding shares.

(1)	Includes:

•	Shares of our common stock directly owned;

•	Shares of our common stock allocated to participant accounts under our 401(k) Plan;

•	Restricted stock units that vest within 60 days of July 23, 2009, as to which the beneficial owner currently has no voting or investment power: 1,321 restricted stock units for each non-employee director, except for Mr. Danos, Ms. Hope, Ms. Miller, Ms. Ochoa-Brillembourg, Mr. Odland and Mr. Rose, who each reinvested their dividends and held 1,350 restricted stock units, and Mr. Clark, who holds 1,716 restricted stock units vesting within 60 days; 17,742 restricted stock units for all directors, nominees and executive officers as a group; and

•	Stock units that have vested and been deferred, as to which the beneficial owner currently has no voting or investment power: 4,357 units for Mr. Danos; 25,937 units for Mr. Darcy; 18,065 units for Mr. Esrey; 37,656 units for Mr. Friendly; 9,454 units for Mr. Gilmartin; 23,853 units for Ms. Hope; 4,510 units for Ms. Miller; 6,715 units for Ms. Ochoa-Brillembourg; 4,363 units for Mr. Odland; 2,233 units for Mr. Powell; 6,185 units for Mr. Rose; 2,750 units for Mr. Ryan; 72,012 units for Mr. Rotsch; 13,366 units for Ms. Terrell; and 261,894 units for all directors, nominees and executive officers as a group.

(2)	Includes options that were exercisable on July 23, 2009 and options that become exercisable within 60 days of July 23, 2009.

(3)	Includes 1,400 shares held in individual trusts by either Mr. Anderson or his spouse, for which they serve as trustees.

(4)	Includes 1,128 shares held in custodial accounts for Mr. Friendly’s minor children and 7,008 shares held in a trust for the benefit of Mr. Friendly’s spouse and minor children. Mr. Friendly’s spouse serves as trustee of the trust.

(5)	Includes 14,933 shares owned jointly by Mr. Mulligan and his spouse.

(6)	Includes 5,281 shares held in a margin account and deemed to be pledged and 10,000 shares held by Midaro 2000, an investment fund controlled by Mr. Rose.

(7)	Includes 57,181 shares pledged to Wells Fargo as collateral on personal loans.

(8)	Includes 25,024 shares held solely by, jointly by, or in trust for the benefit of family members. Also includes 10,000 shares held by Midaro 2000, an investment fund controlled by Mr. Rose.

(9)	Based on information contained in a Schedule 13G that Barclays Global Investors NA and its affiliates, at Murray House, 1 Royal Mint Court, LONDON, EC3N 4HH, filed with the SEC on February 5, 2009. The filing indicated sole investment power as of December 31, 2008 as follows: Barclays Global Investors, NA, (15,477,824 shares, 12,471,713 to which it holds sole voting power), Barclays Global Fund Advisors (3,626,132 shares, 3,605,217 to which it holds sole voting power), Barclays Global Investors, Ltd. (2,018,594 shares, 1,707,286 to which it holds sole voting power), Barclays Global Investors Japan Limited (1,173,627 shares to which it holds sole voting power), Barclays Global Investors Canada Limited (420,407 shares to which it holds sole voting power) and Barclays Global Investors Australia Limited (24,267 shares to which it holds sole voting power). These entities report their ownership as a group and are, collectively, the beneficial owners of 22,740,851 shares of common stock, 19,402,517 to which they hold sole voting power.

(10)	Based on information contained in a Schedule 13G that State Street Bank and Trust Company, at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111, filed with the SEC on February 17, 2009. The filing indicated that as of December 31, 2008, State Street, acting in various fiduciary capacities including as fiduciary for our 401(k) Plan, had shared investment power for 21,099,689 shares, with sole voting power for 12,970,767 of these shares and shared voting power for 8,128,922 of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership and transactions in our common stock and written representations from those directors and officers, we believe that each director and executive officer has filed timely reports under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2009, with one exception. Due to an administrative delay, we did not file a timely report for an exercise of stock options, and disposition of the resulting shares, by Richard Lund, our Vice President, Controller, on July 15, 2008.

PROPOSAL NUMBER 2

ADOPTION OF THE 2009 STOCK COMPENSATION PLAN

Introduction

Stockholders are asked to vote to adopt the General Mills, Inc. 2009 Stock Compensation Plan (the “2009 Plan”). The 2009 Plan would replace the General Mills, Inc. 2007 Stock Compensation Plan (the “2007 Plan”), which terminates according to its terms on December 31, 2009. If stockholders approve the 2009 Plan, we will issue no additional shares under the 2007 Plan. Shares which are forfeited, cancelled or terminated under the 2007 Plan (or other prior plans) will not be available for future grant.

The purpose of the 2009 Plan is to provide a compensation program that:

•	Rewards superior individual and company performance;

•	Attracts and retains management talent capable of achieving consistently superior business results; and

•	Aligns the interests of company managers with those of stockholders by linking a portion of their compensation directly to increases in stockholder value.

The company has long had an ownership culture in which its managers are expected to build and hold significant amounts of General Mills stock over the course of their careers, thereby aligning their interests with those of non-employee stockholders. We expect senior executives to own more than five-times their base salary in company stock, and the stock ownership target for the Chief Executive Officer is double this amount (ten-times base salary); actual stock ownership by senior executives on average is double these ownership expectations. Our vesting period for stock options and restricted stock units granted to managers is the longest in the consumer products industry (four-year cliff vesting versus the three-year ratable vesting which is the most common industry practice). Our average stock option holding time by company managers is also the longest in the consumer products industry, with the average stock option held for eight years of its 10-year life, with an unusually high percentage of stock options not exercised until well into the final year.

The company takes its stock compensation program deeper into its organization than do most other companies, with approximately 30% of all employees in professional positions participating in our stock compensation programs. Because we pay a portion of annual incentives in restricted stock units, General Mills relies heavily on stock compensation both to motivate long-term performance and to pay company managers competitively versus market practices.

Since the adoption of the 2007 Plan, which stockholders approved by a 79% vote, General Mills has made important progress in all four of its key measures of corporate performance: net sales growth, segment operating profit growth, earnings per share growth, and improvement in return on average total capital. During the same time period, our voluntary professional turnover for our more than 2,500 stock plan participants has been below 4% per year, less than half the rate of turnover experienced by other major companies. We believe the ownership culture at General Mills motivates the achievement of superior company performance, and also plays an essential role in retaining top talent.

To continue the financial performance that has been achieved over the life of the expiring 2007 Plan, it is important that stockholders adopt the 2009 Plan to ensure the company has sufficient shares authorized for issuance under our compensation plans. Highlights from the recommended 2009 Plan are as follows:

•	The 2009 Plan provides for performance awards. In addition to the other types of awards available under the 2007 Plan, the compensation committee may issue performance awards that vest upon the accomplishment of performance goals over one year or multiple years. Applicable performance goals and performance periods will be established by the committee. Performance awards may be denominated in shares of the company’s common stock or notionally represented by a monetary value.

•	Overall terms of the 2009 Plan are otherwise nearly identical to the 2005 and 2007 Plans, which were approved by stockholders by wide vote margins (78% and 79%, respectively, of the votes cast). The 2009 Plan has a two-year term. It limits the issuance of performance awards, restricted stock and restricted stock units to 30% of authorized shares. Any full value award settled in stock above that limit decreases the number of authorized shares by five shares for each share granted.

•	The 2009 Plan will maintain low rates of annual share usage. The 2009 Plan requests the authorization of 12 million shares over its two-year term (or approximately 3.7% of outstanding shares) versus the 10 million shares over a two-year term in the 2007 Plan and the 15 million shares over a two-year term in the 2005 Stock Compensation Plan (the “2005 Plan”). The number of shares requested reflects the company’s intent to maintain moderate stock compensation share usage during the term of the 2009 Plan.

•	Upon approval of the 2009 Plan, no further grants will be made from the 2007 Plan. Approximately 1.27 million ungranted shares remaining in the 2007 Plan will no longer be available for grant. All new stock grants will be made from the 2009 Plan.

•	The 2009 Plan will not result in additional share dilution. General Mills intends to continue its long standing practice of opportunistically repurchasing shares of its common stock in excess of new shares issued under the company’s stock compensation plans. General Mills has repurchased more than 8% of its outstanding shares (in excess of 27 million shares) over the term of the expiring 2007 Plan. With planned future repurchases, we do not expect there to be dilution of company shares as a result of the adoption of the 2009 Plan.

•	The 2009 Plan incorporates a broad range of other compensation and governance best practices, such as a limit on restricted stock and restricted stock unit awards; no discounted options or stock appreciation rights; prohibition on repricing; no reload options or loans to pay for awards; dividends on restricted stock and restricted stock units payable only at vesting; no dividend rights on performance awards, options or stock appreciation rights; no transfer of shares for consideration to third parties; and restrictive share counting provisions that prohibit counting of shares on a net basis for issuance of options and stock appreciation rights.

•	Awards issued under the 2009 Plan are subject to the company’s clawback policy. If the company must restate its financial results, and an officer’s actions or omissions are a significant contributing factor to the cause of the restatement, then the compensation committee may use its discretion to adjust the officer’s future compensation, cancel outstanding awards or require repayment of gains realized during a period when inaccurate financial results were publicly reported without correction.

•	The 2009 Plan incorporates other practices that are in stockholders’ interests, including a four-year cliff vesting schedule for awards, a double-trigger requirement for change of control vesting and a prohibition on reusing shares that are cancelled under prior plans.

General Mills has significantly reduced both its annual share usage and its stock overhang during the terms of the 2005 and 2007 Plans. Annual share usage (as a percent of shares outstanding) continues to decline since the adoption of the 2005 Plan to a current annual target level of 1.6% and a maximum limit of 2.0%. Our stock overhang (options outstanding plus shares available for a grant, as a percent of shares outstanding) has been reduced by approximately 15% since the adoption of the 2005 Plan and is 15.6%. Since the beginning of fiscal 2008, we have reduced shares of common stock outstanding by 3.8% from approximately 341 million shares to 328 million shares, further mitigating the dilutive impact from share usage. Approximately 12% of our outstanding equity awards were issued as part of all-employee grants, salary replacement programs or as grants that required a matching stock ownership commitment.

Summary of Material Features of the 2009 Plan

The summary of the material features of the 2009 Plan that follows is subject to the full text of the 2009 Plan that is contained in Appendix B to this Proxy Statement.

Plan Term:	September 21, 2009 through December 31, 2011
Eligible Participants:	Employees selected by the compensation committee (typically managers and above)
Shares Authorized:	12 million shares of General Mills common stock
Shares Authorized as a Percentage of Outstanding Common Stock:	Approximately 3.7% at July 23, 2009
Recent Market Value per Share:	$59.16 closing sales price on the New York Stock Exchange at July 23, 2009
Award Types:	(1) Non-qualified stock options, (2) restricted stock, (3) unrestricted stock, (4) restricted stock units, (5) stock appreciation rights and (6) performance awards. Other than options, which are always settled in shares of company stock, awards may be paid in cash or stock as determined by the compensation committee.
Award Limits:	Performance awards, restricted stock and restricted stock units settled in shares of common stock are limited to 30% of the total number of shares available, subject to the share counting provisions below.
Awards in excess of 1 million shares or units in the aggregate may not be issued to any single participant per fiscal year.
The total value of performance awards payable to any single participant for a fiscal year may not exceed $20 million.
In no event will the total value of a performance award granted to any participant for any one performance period exceed 0.5% of the company’s net earnings for that period.
Up to 10,000 total unrestricted shares may be issued each calendar year to selected employees as a bonus or reward. No single employee may receive over 100 shares as recognition awards over the 2009 Plan’s term. These employees typically would not participate in the 2009 Plan otherwise.
Share Counting:	Shares subject to stock options and stock appreciation rights will reduce the shares available for awards by one share for every one share granted.
Performance awards, restricted stock and restricted stock units settled in shares of common stock reduce the shares available for awards by one share for every one share awarded, up to 30% of the total number of shares available; beyond that, they reduce the number of shares available for awards by five shares for every one share awarded.
Awards settled in cash do not count against the pool of available shares.
Shares tendered or withheld to pay taxes or an option’s exercise price are not available for re-issuance and count against the pool of available shares.
Forfeited awards are not counted against the maximum.
Cancelled, terminated, forfeited or expired shares under prior plans cannot be reissued under the 2009 Plan.

Vesting:	Determined by compensation committee, but not less than four years for stock options, stock appreciation rights, restricted stock and restricted stock units.
In the event of a change of control, subject to double-trigger vesting, stock options and stock appreciation rights become fully exercisable for one year and performance awards, restricted stock and restricted stock units become fully vested. Double-trigger vesting requires that: (1) the change of control must be consummated and (2) the participant must be involuntarily terminated other than for cause, death or disability, or must voluntarily terminate with good reason within two years after a change of control. However, if the company’s stock will cease to exist as a result of the change of control, and there is not an adequate replacement security, the equity awards will vest immediately prior to the consummation of the change of control, or the compensation committee may settle the awards for cash.
Deposits:	The compensation committee may require deposits of General Mills common stock owned by the participant as a condition to restricted stock and restricted stock unit awards.
Not Permitted Without Stockholder Approval:	(1) Increases in the number of shares authorized; (2) Grants of stock options or stock appreciation rights having an exercise price below fair market value; (3) Repricing of stock options or stock appreciation rights; or (4) Changes to individual limits on awards.

Eligibility.  Only employees of General Mills and its subsidiaries and affiliates are eligible to receive awards under the 2009 Plan. The compensation committee determines which employees are eligible to participate. The primary recipients of awards under the 2009 Plan will be our officers, other key employees and managers. As of May 31, 2009, there were approximately 30,000 full- and part-time employees of General Mills and its subsidiaries, of which approximately 2,500 were officers, other key employees and managers.

Awards.  Awards under the 2009 Plan will be either performance-based and designed to comply with Section 162(m) of the Internal Revenue Code (the “Code”) or discretionary. Subject to the 2009 Plan limits, the compensation committee has the discretionary authority to determine the size of an award, if it will be tied to meeting performance-based requirements and if any performance awards, stock appreciation rights or restricted stock units will be settled in common stock or cash. In order for any participant to be awarded performance awards, restricted stock or restricted stock units based on their performance in a fiscal year, the net earnings from continuing operations, excluding items identified and disclosed by the company as non-recurring or special costs for that fiscal year, must be greater than zero.

Adjustments.  In the event of certain corporate transactions, including a special dividend, recapitalization, stock split, reverse stock split, combination of shares, reorganization, merger, consolidation, spin-off, repurchase or exchange of our common stock or similar event affecting our common stock, the number and kind of shares granted under the 2009 Plan will be adjusted appropriately.

Exercise of Stock Options and Stock Appreciation Rights.  The exercise price of stock options and stock appreciation rights granted under the 2009 Plan may not be less than the fair market value, as defined in the 2009 Plan, of our common stock on the date of grant, and the term may not be longer than 10 years and one month.

Vesting of Restricted Stock and Units.  Awards of restricted stock and restricted stock units vest, and the related restrictions lapse, at the conclusion of a specified period of continuous employment with us. This period is a minimum of four years from the date of grant.

Vesting of Performance Awards.  Performance awards vest upon the accomplishment of performance goals over one year or multiple years. Applicable performance goals and performance periods will be established by the compensation committee. The committee may adjust the value of awards based on performance-based criteria or as it otherwise determines in its discretion to be appropriate. It may also require forfeiture of all or part of the performance award in the event that additional conditions are not met, for example, if the participant is terminated prior to the expiration of any service conditions.

Transferability.  Stock options and stock appreciation rights granted under the 2009 Plan are transferable only as provided by the rules of the compensation committee, by the participant’s last will and testament, or by the applicable laws of descent and distribution. Restricted stock, restricted stock units and performance awards may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse.

Change of Control.  In the event of a change of control, stock options and stock appreciation rights become fully exercisable for one year and performance awards, restricted stock and restricted stock units become fully vested subject to double-trigger vesting: (1) the change of control must be consummated and (2) the participant must be involuntarily terminated other than for cause, death or disability, or must voluntarily terminate with good reason within two years after a change of control. However, if the company’s stock will cease to exist as a result of the change of control, and there is not an adequate replacement security, the equity awards will vest immediately prior to the consummation of the change of control or the compensation committee may settle the awards for cash.

Termination, Death and Retirement.  If a participant voluntarily resigns or is terminated for cause, vested stock options and stock appreciation rights will expire three months after the termination of the participant’s employment. If a participant dies while employed by us, outstanding stock options and stock appreciation rights will fully vest and may be exercised by the person’s designated beneficiary, or in the absence of such designation, by the participant’s estate. Unless otherwise provided by the compensation committee at the time of grant, if a participant retires on or after age 55 with at least five years of service, or if a participant is involuntarily terminated when their age plus years of service with the company equals or exceeds 70, outstanding stock options and stock appreciation rights will continue to vest, and the participant may exercise stock options or stock appreciation rights according to their original terms. For senior vice presidents and above who are involuntarily terminated, but whose age plus years of service are less than 70, their stock options and stock appreciation rights will vest and remain exercisable for the lesser of one year or the original term.

Subject to certain exceptions, performance awards, restricted stock and restricted stock units will be forfeited if they are not vested when the participant terminates employment. If a participant dies while employed by us, performance awards, stock and restricted stock units will fully vest. Unless otherwise provided by the compensation committee at the time of grant, if a participant retires on or after age 55 and five years of service, or if a participant is involuntarily terminated when their age plus years of service with the company equals or exceeds 70, performance awards, restricted stock and restricted stock units will fully vest.

Administration.  The 2009 Plan will be administered by the compensation committee. The compensation committee will select employees who shall receive awards, determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the awards. The compensation committee may interpret the 2009 Plan and establish, amend and rescind any rules relating to the 2009 Plan. The compensation committee may delegate all or part of its responsibilities.

Amendments.  Subject to approval of the board of directors, where required, the compensation committee may terminate, amend or suspend the 2009 Plan, provided that no action may be taken by the compensation committee or the board of directors (except those described earlier in the Adjustments section) without the approval of the stockholders to:

(1)	Increase the number of shares that may be issued;

(2)	Permit granting of stock options or stock appreciation rights having an exercise price less than fair market value;

(3)	Permit the repricing of outstanding stock options or stock appreciation rights; or

(4)	Amend individual limits on awards.

U.S. Tax Consequences.  Generally, no federal income tax is payable by a participant upon the grant of a stock option or stock appreciation right and we are not entitled to claim a tax deduction upon the grant. Under current tax laws, if a participant exercises a non-qualified stock option or stock appreciation right he or she will be taxed at ordinary income rates on the difference between the fair market value of the common stock on the exercise date and the option price or, in the case of a stock appreciation right, the fair market value of the stock on the date of grant. The company will be entitled to a corresponding deduction at the time the participant recognizes ordinary income, to the extent that the amount of income satisfies the general rules regarding deductibility of compensation, including those in Section 162(m) of the Internal Revenue Code.

Performance awards and awards of restricted stock and restricted stock units under the 2009 Plan generally are not subject to federal income tax when awarded and the company is not entitled to claim a tax deduction at the time of the award. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the participant properly files an election with the Internal Revenue Service to accelerate tax recognition to the date of the award. Performance awards and restricted stock units are generally subject to ordinary income tax at the time of payment. Any dividends or dividend equivalents received with respect to restricted stock, restricted stock units, or performance awards will be taxable as ordinary income at the time of payment. In these cases, the company is entitled to a corresponding deduction at the time the participant recognizes ordinary income, to the extent that the amount of income satisfies the general rules regarding deductibility of compensation, including those in Section 162(m) of the Internal Revenue Code.

For grants of unrestricted stock made under the 2009 Plan, the participant must recognize ordinary income equal to the excess of the fair market value of the shares received (determined as of the date of receipt) over the amount, if any, paid for the shares. The company will be entitled to a corresponding deduction at the time the participant recognizes ordinary income, to the extent that the amount of income satisfies the general rules regarding deductibility of compensation, including those in Section 162(m) of the Internal Revenue Code.

Special rules may apply in the case of participants subject to Section 16(b) of the Securities Exchange Act of 1934. Unless a special election with the Internal Revenue Service to accelerate tax recognition to the time of exercise is made under the tax laws, shares of stock received pursuant to the exercise of an option or stock appreciation right may be treated as restricted for a period of up to six months after the date of exercise. Accordingly, the amount of ordinary income recognized, and the amount of the company’s deduction, may be determined based on the fair market value of the stock as of the end of that period.

Taxable ordinary income recognized by a participant upon exercise of a stock option or stock appreciation right; lapse of restrictions on restricted stock or restricted stock units; and payment of a performance award, dividend or dividend equivalent will be treated as wages subject to income and employment tax withholding.

The 2009 Plan is intended to comply with Section 409A of the Internal Revenue Code.

New Plan Benefits.  No benefits or amounts have been granted, awarded or received under the 2009 Plan that were subject to stockholder approval. In addition, the compensation committee will determine the number and types of awards that will be granted under the 2009 Plan. Thus, it is not possible to determine the benefits that will be received by eligible participants if the 2009 Plan is approved by our stockholders.

The board of directors unanimously recommends a vote FOR the adoption of the General Mills, Inc. 2009 Stock Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of May 31, 2009 with respect to our equity compensation plans.

Number of
Securities
Remaining
Available for
	Number of		Future Issuance
	Securities to		Under Equity
	be Issued upon	Weighted-Average	Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)(1)	(c)

Equity compensation plans approved by security holders	40,488,921 (2)	$49.20	5,963,996	(4)(5)
Equity compensation plans not approved by security holders	12,217,354 (3)	$43.24	—

Total	52,706,275	$47.69	5,963,996

(1)	Weighted-average exercise prices identified in column (b) do not take into account restricted stock awards or units. Weighted-average term of outstanding options is 4.41 years.

(2)	Includes 35,270,065 stock options, 4,549,857 restricted stock units, and 668,999 restricted stock units that have vested and been deferred. We granted these awards under the following active stockholder-approved plans: 2007 Stock Compensation Plan, 2006 Compensation Plan for Non-Employee Directors, and Executive Incentive Plan; and the following stockholder-approved plans which have been discontinued: Stock Option and Long-Term Incentive Plan of 1993, 1995 Salary Replacement Stock Option Plan, 1996 Compensation Plan for Non-Employee Directors, 1998 Senior Management Stock Plan, 2001 Compensation Plan for Non-Employee Directors, 2003 Stock Compensation Plan, and 2005 Stock Compensation Plan. No future awards may be granted under any of the discontinued plans.

(3)	Includes 12,033,470 stock options and 183,884 restricted stock units that have vested and been deferred. These awards include stock options granted to a broad group of employees in fiscal 2000 and 2002, and grants in lieu of salary increases and certain other compensation and benefits. We granted these awards under our 1998 Employee Stock Plan, which provided for the issuance of stock options, restricted stock and restricted stock units to attract and retain employees, and to align their interests with those of stockholders. We discontinued the 1998 Employee Stock Plan in September 2003, and no future awards may be granted under that plan.

(4)	Includes stock options, restricted stock, restricted stock units, and stock appreciation rights that we may award under our 2007 Stock Compensation Plan, which had 5,633,368 shares available for grant at fiscal year end. Also includes stock options and restricted stock units that we may award under our 2006 Compensation Plan for Non-Employee Directors, which had 330,628 shares available for grant at fiscal year end. Excludes shares that would be available under the Executive Incentive Plan, based on company and individual performance subject to certain limits.

(5)	The table above shows our outstanding equity awards as of fiscal year end. After fiscal year end, the company issued equity awards to its employees based on fiscal 2009 performance. A total of 3,292,173 options and 1,070,702 restricted stock units were issued under the 2007 Stock Compensation Plan to approximately 2,500 employees. Both the options and the restricted stock units had a four-year cliff vesting schedule. The awards reduced the number of shares currently available under the 2007 Stock Compensation Plan. As of July 23, 2009, our outstanding equity awards and shares currently available were as follows:

•	23,624,193 options have been outstanding for longer than six years, with a weighted average price of $43.03 and a weighted average remaining term of 2.10 years; of this total, 3,117,796 options will expire shortly after the annual meeting;

•	25,770,879 options have been outstanding for less than six years with a weighted average price of $53.35 and a weighted average remaining term of 7.16 years;

•	5,494,254 unvested restricted stock units are outstanding, of which 72,058 units will vest shortly after the annual meeting; and

•	1,269,834 shares remain available for issuance under the 2007 Stock Compensation Plan.

However, no additional shares will be issued under the 2007 Stock Compensation Plan after the annual meeting if the 2009 Stock Compensation Plan is approved. A total of 1,826,137 cash-settled restricted stock units have been granted under the 2007 Stock Compensation Plan. They did not reduce the number of shares available for other awards.

Our common shares outstanding as of July 23, 2009, the record date for the annual meeting, was approximately 325,530,671 shares. The number of common shares outstanding as of the record date reflects reductions as a result of share repurchases from May through July.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The compensation committee of the company has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the fiscal year ended May 31, 2009.

SUBMITTED BY THE COMPENSATION COMMITTEE

Michael D. Rose, Chair
Bradbury H. Anderson
Raymond V. Gilmartin
Heidi G. Miller
Lois E. Quam

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers listed in the Summary Compensation Table and should be read in conjunction with the tables and narrative included in the rest of the Executive Compensation section of this proxy statement. All compensation paid to the named executive officers other than the Chief Executive Officer is determined by the compensation committee of the board of directors, which is composed solely of independent non-employee directors who meet regularly each fiscal year. For the Chief Executive Officer, compensation actions are approved by the independent non-employee members of the full board based on a recommendation of the compensation committee.

For fiscal 2009, the compensation committee retained Watson Wyatt & Company as its independent compensation consultant. At its May 2009 meeting, the compensation committee decided to retain a compensation consulting firm that does no other work for General Mills. Frederic W. Cook & Co., Inc. was selected to be the new consultant to the compensation committee for fiscal 2010, due to its independence and industry experience. This firm advises the committee on director and executive compensation issues. The change in the consulting relationship allows the company to continue to use Watson Wyatt for broad-based benefits and compensation consulting. For more information on the independent compensation consultant’s role in advising the compensation committee on executive compensation matters, see “Determining Executive Compensation” in the Corporate Governance section of this proxy statement.

General Mills strives to achieve financial performance that consistently ranks in the top tier of results from our consumer products industry peer group. The indicators utilized to determine whether the company meets this objective are the four key corporate performance measures that, taken together, correlate most highly with the creation of total enterprise value in major consumer food companies: net sales growth, segment operating profit growth, earnings per share growth and improvement in return on average total capital. When combined with an attractive dividend yield, we believe that the achievement of consistently superior performance versus these four measures of corporate performance will continue to result in strong total returns for General Mills stockholders.

The compensation committee designs the company’s compensation programs for executive officers to place a heavy emphasis on performance. As a result, approximately 80% of the total compensation of the named executive officers varies with annual company performance, with the only fixed compensation elements being base salary and certain employee benefits.

The annual Corporate Performance Rating, which the compensation committee uses to determine the size of both annual incentive and long-term incentive awards for the named executive officers, is based on specific targets approved by the compensation committee at the start of the fiscal year for the four key corporate performance measures outlined above, which are equally weighted (25%). Performance targets align with General Mills’ publicly stated long-term performance goals of low single-digit net sales growth, mid single-digit segment operating profit growth and high single-digit earnings per share growth. In determining the specific incentive targets each year, the compensation committee generally utilizes two-year and five-year compound growth rates for performance peer group companies for each measure.

Corporate Performance Ratings can vary from 0 to 1.80, and targets are set such that, when General Mills’ performance is at the median of the performance peer group (Corporate Performance Ratings of 1.30 to 1.50), General Mills’ total compensation for executive officers is targeted to be at approximately the median compensation paid by the same group of companies. When General Mills’ performance is superior to that of the performance peer group (Corporate Performance Ratings between 1.51 and 1.80), executive officer compensation is targeted to be well above the peer group median. When General Mills’ performance is below that of the performance peer group (Corporate Performance Ratings below 1.30), executive officer compensation is targeted to be well below the median of that paid by peer group companies.

The annual Corporate Performance Ratings vary significantly based on the company’s performance in the fiscal year. One way to look at how difficult or likely it would be for the company to achieve the incentive targets would be to look at historical results. In the past 10 years (fiscal years 2000 through 2009), Corporate Performance Ratings have ranged from a low of 1.16 to a high of 1.80. In the past 20 years (fiscal years 1990 through 2009), Corporate Performance Ratings have ranged from 0 to 1.80. Over this 20-year period, annual Corporate Performance Ratings have averaged 1.49, which is at the high end of the 1.30 to 1.50 “On Target” rating range of the incentive rating schedule. The company’s total stockholder return has consistently exceeded the return of broad market indexes (Dow Jones Industrial Average, S&P 500), as well as industry comparisons including the S&P Packaged Food index and the median of our performance peer group. This performance has been delivered over the short (one- and three-year), medium (five-year) and long term time horizons (10- and 20-year). The difference in total direct compensation (base salary, annual incentive and long-term incentive) when a 1.80 Corporate Performance Rating is achieved versus that of a 1.00 Corporate Performance Rating for most executive officers is approximately 80%.

The compensation committee believes that the company’s executive compensation programs have been effective at incenting the achievement of superior results, appropriately aligning pay and performance, creating an ownership culture in which company managers think and act like stockholders, and in enabling General Mills to attract and retain some of the most talented executives in the global consumer products industry.

Compensation Philosophy and Principles

General Mills’ guiding philosophy is to maintain a compensation system that will attract, motivate, reward and retain competitively superior leaders who are able to consistently achieve corporate performance and total stockholder value that is in the top tier of its performance peer group. The compensation committee bases its compensation decisions on the following core principles:

•	Pay is Performance Based: Executive compensation at General Mills is tightly linked to company performance. As executives assume greater responsibility, a larger portion of their total compensation becomes dependent on company, business unit, and individual performance. Base salaries are targeted to the median of salaries paid by the compensation peer group described below. Salaries are coupled with annual and long-term incentive programs that enable total compensation to rise above that of the compensation peer group median in years when company performance is superior to that of a similar group of performance comparison companies.

•	Stock Ownership is Emphasized: A long-held belief at General Mills is that broad and deep employee stock ownership aligns the interests of employees with those of stockholders. Programs have been created to encourage employees to build and maintain an ownership interest in the company. We have established specific stock ownership guidelines for employees in key management positions throughout the company.

•	Compensation Opportunities must be Competitive: Competition for management talent in the food and consumer products industry is consistently intense. To ensure that executive compensation at

General Mills remains competitive, the compensation committee, with the assistance of management and the independent compensation consultant, monitors the compensation practices of peer food and consumer products companies, as well as those of a broader group of leading industrial companies. In performing this analysis, peer group proxy data and two major survey sources are utilized:

—	Consumer Products Peer Group Proxy Analysis: The independent compensation consultant compares our pay practices for named executive officers with those disclosed in the annual proxy statements of a peer group of 13 major U.S. consumer products companies.

—	Consumer Products Peer Group Survey: Hewitt Associates conducts this survey annually and provides specifics on the pay practices of consumer products companies with which we compare our financial performance and often compete for executive talent.

—	Major Industry Group Survey: For those positions in which the competition for talent is not limited to the consumer products industry (e.g., many corporate staff positions), the compensation committee compares our pay practices against a comprehensive 783 company management compensation survey provided by Towers Perrin. For greater precision, a subset of this survey is utilized that provides compensation information for 95 companies from diverse industries with annual revenues between $10 billion and $20 billion. Data from this survey provides a secondary view of executive compensation and general industry context to the peer group data described below.

Performance and Compensation Peer Groups

The compensation committee, with the assistance of management and the independent compensation consultant, benchmarks our performance and compensation against a peer group of 13-16 major consumer products companies. To establish this peer group, the compensation committee used the following five selection criteria:

•	Branded consumer products companies;

•	Food industry competitors;

•	Large-cap companies, typically with annual revenues in excess of $5 billion;

•	Companies with similar business dynamics and challenges; and

•	Direct competitors for industry talent.

As shown below, the median annual revenues and total assets for the 16 companies in this peer group are comparable to those of General Mills. The compensation committee annually reviews the composition of this peer group to assure it is the most relevant set of companies to use for comparison purposes. The peer groups utilized for comparisons of performance and compensation are identical with the exception of three European companies (Nestlé, Unilever and Danone) that are in our performance peer group but not in our compensation peer group, due to the lack of available publicly reported pay information. Previously, Anheuser-Busch and Wrigley were in the peer group. However, with their respective acquisitions by InBev and Mars, Incorporated, we have removed both companies.

The following branded consumer products companies comprise our performance peer group:

Performance Peer Group Companies

Campbell Soup Co.	H. J. Heinz Co.
Clorox Co.	The Hershey Co.	PepsiCo, Inc.
The Coca-Cola Co.	Kellogg Co.	The Procter & Gamble Co.
Colgate-Palmolive Co.	Kimberly-Clark Corp.	Sara Lee Corp.
ConAgra Foods, Inc.	Kraft Foods Inc.	Unilever NV*
Danone Inc.*	Nestlé SA*	.

*Not in our compensation peer group due to lack of available publicly reported pay information.

Performance Peer Group Companies — Sales, Market Capitalization and Total Assets

In Millions	Sales*	Market Capitalization**	Total Assets**

75th Percentile	$42,464	$70,294	$43,015
Median	17,372	23,751	15,886
25th Percentile	11,222	9,426	10,419

General Mills	$14,691	$16,837	$17,875

Source: Standard & Poor’s Capital IQ
 * For the most recent fiscal year
** As of May 29, 2009

The compensation committee annually reviews comparisons of General Mills’ compensation under various performance scenarios versus peer group compensation practices to ensure our programs function consistently with our compensation philosophy and principles. Based upon these reviews, the compensation committee believes that the compensation paid to General Mills’ named executive officers is reasonable and appropriate.

Elements of the General Mills Total Rewards Program

During fiscal 2009, the General Mills executive pay program consisted of base salary, annual incentive, long-term incentive and health benefits and other perquisites. Our named executive officers were also eligible to participate in the various retirement benefit plans available to General Mills’ U.S.-based salaried employees (401(k) savings plan and a defined benefit pension plan). The Chief Executive Officer and other named executive officers participate in most of the same benefit programs and are subject to the same policies in all material respects as all company officers.

In the following table we have outlined our objectives regarding:

•	Why General Mills chooses to pay each element;

•	What each element is designed to reward; and

•	How we determine the amount for each element.

Element	Objectives & Basis	Market Positioning

Base Salary	To provide fixed income based on: • Size, scope and complexity of the individual’s role • Individual’s current and historical performance • Relative position compared to market pay information	Compensation Peer Group Median

Annual Incentive
To provide focus and rewards for achievement of annual performance targets in two areas:

 •   Corporate Performance Measures
(25% each)
—  Net sales growth
—  Segment operating profit growth
—  Earnings per share growth
—  Return on average total capital improvement

 •   Individual Performance Measures
—  Specific business goals
—  Strategic projects or initiatives
—  Organizational/diversity goals
—  Leadership behaviors and impact

 Officers below the named executive officer level who are in key divisional roles also have unit performance measures incorporated into their annual incentive.

Awards are made in cash and restricted stock unit grants that require deposit of a matching number of personally-owned shares.

Performance Based:
•   Awards range from below to above median for the compensation peer group based on individual and corporate performance

•   Awards are well above median of the compensation peer group when corporate performance ranks in the top quartile of our performance peer group

Long-term Incentive
To provide incentive for delivering stockholder value over a number of years and to retain executives.

Awards are made in restricted stock unit grants and stock option grants. Awards can increase or decrease by 30% based on corporate performance.

Performance Based:
•   Awards range from below to above median for the compensation peer group based on corporate performance

•   Grants are well above median of the compensation peer group when corporate performance ranks in the top quartile of our performance peer group

Element	Objectives & Basis	Market Positioning

Retirement & Health Benefits
To provide competitive retirement security and health benefits.
General Mills’ named executive officers participate in most of the same benefit plans made available to the company’s U.S.-based employees. They include:

 •   Disability and life insurance

 •   Pension Plan and Supplemental Retirement Plan

 •   401(k) Plan and Supplemental Savings Plan with a company match that varies based on corporate performance

 Named executive officers and their dependents are covered under an executive insurance plan that provides health and dental benefits.

 The Supplemental Retirement Plan and Supplemental Savings Plan include non-qualified benefits that are identical to the broad-based plans but cover employees whose income is above the allowable level of the qualified plans. For more information on our retirement benefits, see Pension Benefits and Other Retirement Savings Plans.
Compensation Peer Group Median

Perquisites
To provide competitive executive perquisites.
All of our named executive officers receive the following perquisites:

 •   Company provided automobile

 •   Reimbursement for a limited amount of financial counseling

For reasons of security and efficient time management, the compensation committee encourages the Chief Executive Officer to utilize corporate aircraft for personal use. During fiscal 2009, Mr. Powell was required to reimburse the company for the cost of any personal use of corporate aircraft in excess of $100,000.
Compensation Peer Group Median or Below

Pay and Performance Relationship

When determining executive compensation, General Mills achieves its strong performance orientation through aligning the total direct compensation (base salary, annual incentive and long-term incentive) with the company’s performance against its performance peer group. Base salary, retirement and health benefits and certain perquisites are the only elements that do not vary annually based upon company performance versus the peer group. Between 79% and 88% of total direct compensation for our five active named executive officers is performance-based, assuming target performance, as shown in the charts below.

Fiscal 2009 Performance

Fiscal 2009 was a very strong year for General Mills. Our performance for the year was generally superior to that of our 16-company performance peer group and, more specifically, the ten food companies. Key financial measures of corporate performance exceeded the two and five-year compound growth rate trends for our performance peer group. Performance also met or exceeded General Mills’ publicly stated long-term performance goals of low single-digit net sales growth, mid-single-digit segment operating profit growth and high single-digit earnings per share growth. The company exceeded the threshold for the maximum 1.80 rating on three performance measures, earnings per share growth, segment operating profit growth, and return on average total capital improvement. Company results on net sales growth fell in the range considered superior performance, between 1.51 and 1.80.

The mathematical outcome generated by our results in comparison to the Corporate Rating Grid was a 1.77 Corporate Performance Rating. The committee had the discretion to adjust this rating based on their assessment of performance. After reviewing the company’s fiscal 2009 performance, the compensation committee assigned a Corporate Performance Rating of 1.77. This incentive rating was based on June estimates of comparable year-to-year growth and improvement in our four performance measures. For the year, we reported an increase in net sales of 8%, segment operating profit growth of 10% and diluted earnings per share growth of 2%.

The compensation committee used adjusted measures to determine the Corporate Performance Rating, as the adjusted measures reflect our underlying operating performance and are used in reporting our results to stockholders, executive management and employees. The diluted earnings per share growth described above includes a $0.22 net loss from mark-to-market valuation of certain commodity positions, a net gain of $0.11 related to divestitures, an $0.08 gain from a settlement with an insurance carrier and a $0.15 charge associated with an unfavorable court decision on an uncertain tax matter. Furthermore, an additional 53rd week in fiscal 2009 contributed approximately 1.5 percentage points of net sales growth. Adjusting for these items affecting comparability of performance, net sales increased 6%, segment operating profit increased 10%, diluted earnings per share increased 13% and return on average total capital increased 50 basis points. See page 18 of our annual report on Form 10-K and page 88 of our 2009 annual report to stockholders for a discussion of these adjusted measures and for a reconciliation of the difference between these measures and the most directly comparable measures defined by generally accepted accounting principles.

Our earnings were also affected by other items that we have not adjusted for, because we consider them to be part of our underlying performance: (1) adverse foreign currency exchange rates, (2) the highest input cost inflation in recent memory, (3) incremental investments in marketing and sales initiatives to carry fiscal 2009 momentum into fiscal 2010, and (4) an incremental contribution to the General Mills Foundation to replenish its corpus.

The following is a brief description of how the compensation committee determined annual and long-term incentive awards for fiscal 2009.

Annual Incentive Awards

General Mills has an Executive Incentive Plan that provides the named executive officers with an opportunity to earn an annual incentive award that is paid partially in cash, with the balance paid in restricted stock units that require a stock ownership commitment. The compensation committee approves performance targets for these awards at the beginning of each fiscal year and also approves the awards granted in June after fiscal year end, based on performance for that fiscal year. For the named executive officers, the restricted stock unit component is equal to 30% of their cash incentive award and can be increased or decreased by as much as 30% based on the Corporate Performance Rating for that fiscal year. In fiscal 2009, all employees eligible for annual incentive stock awards received a 27% upward adjustment in grant size based on the 1.77 Corporate Performance Rating.

For the six named executive officers, annual incentive cash awards are determined by multiplying their salary by a Base Incentive rate (50% to 75%), which is a percentage based on their level of responsibility, the Corporate Performance Rating (as determined by the compensation committee) and by their Individual Performance Rating (determined by the board of directors for the Chief Executive Officer and by the Chief Executive Officer, subject to review by the compensation committee, for the other named executive officers). Annual incentive awards for the named executive officers can vary greatly from year to year based on the Corporate Performance Rating, which can range from 0 to 1.80; and the executive’s Individual Performance Rating, which can range from 0 to 1.50 and is typically 1.40 to 1.50 for senior officers. The Executive Incentive Plan establishes a maximum award, which is adjusted downward based on these ratings.

Annual Incentive — Cash Portion

Annual Incentive Cash	=	Salary	×	Base Incentive Rate	×	Corporate Performance Rating	×	Individual Performance Rating

Annual Incentive — Restricted Stock Unit Portion

Annual Incentive RSU	=	Annual Incentive Cash	×	30%	×	Corporate Performance Rating Adjustment	÷	Stock Price on Grant Date

Individual Performance Ratings are based on the achievement of specific annual objectives such as financial and operating results, completion of strategic initiatives, the quality of business plans and organizational development progress in important areas like diversity and employee development. The specific cash incentive awards for the six named executive officers for fiscal 2009 are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation,” and the stock incentive awards for the six named executive officers are included in the table entitled “Stock and Option Awards Based on Fiscal 2009

Performance” underneath the Summary Compensation Table. Please see CEO Performance and Compensation for a discussion of Mr. Powell’s individual performance rating for fiscal 2009.

The restricted stock unit portion of the annual incentive vests 100% four years after the grant date. At vest, half of the value of the awards will be settled in cash and half of the value will be settled in stock. To be eligible to receive these restricted stock units, each named executive officer must put an equal number of personally-owned shares of General Mills stock on deposit with the company for four years. The named executive officer’s shares must remain on deposit until the end of the restriction period in order for the restricted stock units to vest. Restricted stock units earn dividend equivalents equal to regular dividends paid on our common stock. Beginning with the June 2009 grants, dividend equivalents are held and paid only to the extent the underlying restricted stock units vest. For awards made prior to June 2009, dividend equivalents are paid quarterly in cash.

Long-Term Incentive Awards

In alignment with the company’s objective to achieve performance that consistently ranks in the top tier of results from our consumer products industry peer group, a significant portion of the named executive officers’ pay opportunity is provided through long-term incentive awards granted under the 2007 Stock Compensation Plan. Awards are granted annually in June after fiscal year end. The size of the awards is periodically benchmarked against the long-term incentive awards made by other large food and consumer products companies to executives holding comparable positions. Each named executive officer’s standard award can be increased or decreased by as much as 30% based on the Corporate Performance Rating for that fiscal year.

For long-term incentive awards granted in June 2008 and 2009, 50% of the value of the award was delivered in stock options, and 50% of the value was delivered in restricted stock units, with executives being able to elect a greater portion in restricted stock units up to a maximum of 100%. For the June 2009 awards, all employees eligible for stock compensation received an increase to their long-term incentive grant value of 27% based on the 1.77 Corporate Performance Rating for fiscal 2009. The June 2008 long-term incentive awards for the six named executive officers are included under Grants of Plan-Based Awards for Fiscal 2009. The June 2009 long-term incentive awards are included in the table entitled “Stock and Option Awards Based on Fiscal 2009 Performance” underneath the Summary Compensation Table.

The restricted stock units issued as long-term incentive awards vest 100% four years after the grant date. At vest, half of the value of the awards will be settled in cash and half of the value will be settled in stock. They earn dividend equivalents equal to regular dividends paid on our common stock. Beginning with the June 2009 grants, dividend equivalents are held and paid only to the extent the underlying restricted stock units vest. For awards made prior to June 2009, dividend equivalents are paid quarterly in cash.

The options issued as long-term incentive awards also vest 100% four years after the grant date. The exercise price per share equals the closing price of our common stock on the New York Stock Exchange on the grant date. The options generally expire 10 years and one month from the grant date. They include the right to pay the exercise price in cash or previously acquired common stock and the right to have shares withheld by the company to pay withholding tax obligations due upon exercise.

CEO Performance and Compensation

In fiscal 2009, the compensation committee recommended and the board of directors approved the annual incentive and stock awards for Mr. Powell, the company’s Chairman and Chief Executive Officer, consistent with the methods used for other senior executives. In determining Mr. Powell’s individual performance and annual incentive award, the compensation committee evaluated his performance by soliciting written feedback from all non-employee directors and subsequently discussing the consolidated input with all non-employee directors in executive session. The criteria utilized to determine Mr. Powell’s performance included the company’s financial and operational performance for fiscal 2009, the overall level of leadership he provided, and his continued ability to develop and implement strategies to enhance stockholder value. The compensation committee also considered Mr. Powell’s performance against his pre-established fiscal year objectives in a number of additional areas such as brand building, key customer initiatives, international expansion, marketplace innovation, productivity improvement, organizational development, and stockholder relations.

Consistent with all company officers, Mr. Powell did not receive a merit increase in July 2009. Based on the annual assessment of his performance by the board of directors, the compensation committee and full board of directors approved a fiscal 2009 annual incentive payment to Mr. Powell of $1,910,770 in cash and 13,038 restricted stock units requiring a matching investment, and a long-term incentive award of 53,662 restricted stock units and 268,306 stock options. The annual and long-term incentive awards were based on the Corporate Performance Rating of 1.77 and, therefore, the stock awards include an upward adjustment of 27%.

In fiscal 2009, the accounting expense listed for Mr. Powell’s “Stock Awards” and “Option Awards” and his “Total Compensation” in the Summary Compensation Table increased substantially from prior years, because he became eligible for early retirement, and to a lesser extent because of year-to-year increases in salary and awards due to promotion and performance. In accordance with SFAS 123R, the entire value of awards to retirement-eligible individuals that would vest on retirement is expensed at grant rather than over the vesting period of the awards. Mr. Powell’s Change in Pension Value was driven primarily by a year-to-year increase in salary, along with an additional year of age and service.

Mr. Powell was promoted to Chairman and Chief Executive Officer in fiscal 2008. Based on the most recent proxy analysis conducted by the independent compensation consultant, Mr. Powell’s total direct compensation for fiscal 2009 is positioned between the 25th percentile and median of chief executive officer compensation for peer group consumer products companies. The relative positioning of each pay element for Mr. Powell is as follows:

Element	Compensation Philosophy Target Positioning	Fiscal 2009 CEO Compensation Market Positioning

Base Salary	Compensation Peer Group Median	Base Salary below 25th Percentile of Compensation Peer Group

Annual Incentive	Performance Based: • Awards range from below to above peer group median for performance • Awards are in top quartile of when corporate performance ranks in the top quartile.	Annual Incentive Award at Median of Compensation Peer Group Fiscal 2009 Performance in Top Quartile of Performance Peer Group

Long-term Incentive	Performance Based: • Awards range from below to above peer group median for performance • Awards are in top quartile of when corporate performance ranks in the top quartile.	Long-Term Incentive Award between 25th Percentile and Median of Compensation Peer Group Fiscal 2009 Performance in Top Quartile of Performance Peer Group

Significant Compensation Actions Since the Beginning of Fiscal 2009

In addition to the compensation decisions described above, the board of directors has taken the following actions since the beginning of fiscal 2009 that impact the named executive officers’ compensation arrangements:

Zero Merit Increases for Officers

At this time, all company officers, including the named executive officers, will forego merit increases that would have normally taken effect July 1, 2009. Merit increases have been maintained for employees below the officer level. We took this step in light of the current uncertain economic environment and evolving competitive practice.

New Independent Executive Compensation Consultant

At its May 2009 meeting, the compensation committee selected Frederic W. Cook & Co., Inc. to be its new independent consultant for fiscal 2010. The change reflects the compensation committee’s decision to retain a compensation consulting firm that does not provide other services to General Mills.

Dividends on Unvested Restricted Stock Units

In May 2009, the company adopted a practice of accumulating dividends on unvested restricted stock units and paying them at the time and to the extent the underlying restricted stock units vest. This practice began with the June 2009 stock awards. This decision was made to reflect emerging market practices.

Executive Compensation Clawback Policy

In June 2009, the company adopted an Executive Compensation Clawback Policy. In the event the company is required to restate financial results due to fraud, intentional misconduct, gross negligence or otherwise, the compensation committee may adjust the future compensation, cancel outstanding stock or performance-based awards, or seek recoupment of previous awards for company officers who were significant contributors to the cause of the restatement. Also, the compensation committee may take action where it reasonably believes the company’s Employee Code of Conduct or the terms of a separation agreement have been violated. The new policy was adopted in response to emerging market practices and to protect stockholder interests.

Approval of 2009 Stock Compensation Plan

In June 2009, the board of directors approved the 2009 Stock Compensation Plan (the “2009 Plan”) and recommended that stockholders approve the 2009 Plan at the annual meeting. The 2009 Plan is essential for the company to continue granting long-term compensation that will attract and retain management talent capable of consistently delivering superior financial performance. The equity-based awards granted under the 2009 Plan will also be important to tying a significant amount of management’s compensation opportunity directly to increases in stockholder value. We believe that the broad and deep employee stock ownership encouraged by the board of directors and management has motivated employees to achieve superior results through the years. The 2009 Plan maintains the moderated levels of annual share usage and outstanding awards that we have achieved in recent years. For more detail on the 2009 Plan, see Proposal Number 2, Adoption of the 2009 Stock Compensation Plan.

Limitation On Company-Covered Costs of Personal Use of Corporate Aircraft

In June 2008, the compensation committee increased the annual limit on company-covered personal use of corporate aircraft for the Chief Executive Officer to $100,000. In arriving at its decision, the compensation committee reviewed the value of similar benefits at peer companies and a cross-industry sample of large companies. The compensation committee also considered trends in cost elements included in value of the benefit and the number of flights the company considered reasonable and intended to have covered by the policy.

Stock Ownership Guidelines

Since 1991 the company has established stock ownership guidelines for senior executives. Currently these targets are ten-times salary for the Chief Executive Officer, five-times salary for senior vice presidents and above, including the named executive officers other than the Chief Executive Officer, and three-times salary for all other corporate officers. Newly-hired or promoted executives are given five years to attain the ownership target.

General Mills executives who have been in their role for multiple years generally exceed the stock ownership guidelines by significant amounts, as illustrated by three of the five active named executive officers shown in the table below. Our high level of executive stock ownership is a result of strong retention of executive talent (unwanted turnover of the top 500 managers is typically less than 1% annually) and the terms of General Mills’ stock compensation program, which has longer vesting requirements than any company in our compensation peer group (awards vest 100% four years from the grant date). In addition, most executives at General Mills hold their stock options for eight years or longer. Mr. Powell and Mr. Mulligan have not yet fulfilled the guidelines due to their respective promotions in fiscal 2008, which significantly increased their stock ownership requirements from those established for their previous roles. Both executives have five years from their promotion date to attain their stock ownership guidelines.

Stock Ownership for Active Named Executive Officers

Named Executive	Shares(1)	Exercisable Options(1)	Base Salary Multiple(2)

Kendall J. Powell	70,627	453,755	8.0
Chairman and CEO
Donal L. Mulligan	16,567	77,713	3.1
EVP, CFO
Jeffrey J. Rotsch	147,173	511,580	23.2
EVP, Worldwide Sales & Channel Development
Ian R. Friendly	69,034	398,038	13.8
EVP, COO, U.S. Retail
Christopher D. O’Leary	21,600	404,180	9.0
EVP, COO, International

(1)	Amounts match beneficial ownership shown under Ownership of General Mills Common Stock by Directors, Officers and Certain Beneficial Owners.

(2)	Assumes (i) shares valued at the closing price of the common stock on the New York Stock Exchange on July 23, 2009 ($59.16 per share), plus exercisable option gains net of withholding taxes assuming a price of $59.16 per share, (ii) divided by fiscal 2009 base salary.

Other Compensation Policies

Stock Compensation Award Approval

In order to assure that the terms of all stock compensation awards fully reflect the intent of the board of directors and comply with all applicable requirements, we have strict administrative guidelines on the timing and approval of stock compensation awards. The compensation committee pre-approves all awards to senior vice presidents and higher-level executive officers, and the board pre-approves awards to the Chief Executive Officer. They typically approve these awards at the regularly scheduled June board meeting, when the rest of the annual and long-term incentive awards are granted to our employees. Under the terms of the 2007 and 2009 Stock Compensation Plans, the company cannot grant stock options at a discount to fair market value on the grant date. Except for the annual June grant, awards to executive officers may not be approved during trading blackout periods.

Independent Compensation Consultant Engagement

The compensation committee has adopted a policy for engagement of the committee’s independent compensation consultant, in order to ensure the consultant’s continuing independence and its accountability to the committee. The compensation committee has the sole authority to retain or replace the independent compensation consultant. Compensation committee approval is required prior to the company retaining the independent compensation consultant, or his or her firm, for any executive compensation services or other consulting services or products above an aggregate annual amount of $25,000. In accordance with the policy, the compensation committee selected the firm of Frederic W. Cook & Co., Inc. to be its independent consultant from fiscal 2010 forward. This firm performs no other services for the company.

Tax Deductibility of Compensation

Our Executive Incentive Plan, the 2007 Stock Compensation Plan and the proposed 2009 Stock Compensation Plan have each been structured with the intention that cash incentive payments, restricted stock units, stock options and stock appreciation rights awarded under these plans can qualify as performance-based compensation, which is tax-deductible to the company under Section 162(m) of the Internal Revenue Code.

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents objectives of our executive compensation and benefits programs. The table below presents compensation for individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2009, for each of the other three most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2009 and for Mr. Darcy, an executive officer who retired during fiscal 2009 but who otherwise would have qualified to be a named executive officer (the “named executive officers”). Mr. Mulligan and Mr. Friendly were not named executive officers in fiscal 2007, and Mr. O’Leary was not a named executive officer in fiscal 2007 or fiscal 2008, and therefore information on their compensation for those fiscal years is not included.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary	Bonus(3)	Awards(4)	Awards(4)	sation(5)	Earnings(6)	sation(7)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Kendall J. Powell(1)	2009	959,583	—	4,884,351	3,910,852	1,910,770	1,359,154	353,893	13,378,603
Chairman and CEO	2008	843,333	—	1,062,533	1,664,093	1,674,900	981,360	288,828	6,515,047
	2007	700,000	—	544,970	941,597	1,346,929	940,128	197,821	4,671,445
Donal L. Mulligan	2009	468,233	—	456,592	306,747	683,738	75,854	135,304	2,126,468
EVP, CFO	2008	420,500	—	319,320	202,282	584,628	47,756	89,167	1,663,653
Jeffrey J. Rotsch	2009	549,259	—	1,475,750	681,508	729,142	582,873	162,965	4,181,497
EVP, Worldwide Sales &	2008	525,208	—	1,153,956	1,243,007	709,031	536,176	129,350	4,296,728
Channel Development	2007	500,000	—	1,124,226	1,362,938	666,000	780,641	158,524	4,592,329
Ian R. Friendly	2009	514,377	—	662,960	737,983	682,836	184,080	256,283	3,038,519
EVP, COO, U.S. Retail	2008	492,417	—	538,885	638,516	748,163	245,624	1,288,745	3,952,350
Christopher D. O’Leary	2009	494,334	—	679,530	731,256	651,853	116,273	145,039	2,818,285
EVP, COO, International
Randy G. Darcy(2)	2009	489,895	—	1,595,982	681,508	164,802	422,328	122,461	3,476,976
EVP, Worldwide	2008	525,208	—	1,162,836	1,243,007	709,031	471,056	135,225	4,246,363
Technology & Operations	2007	500,000	—	1,141,789	1,362,938	675,000	623,359	146,872	4,449,958

Total compensation shown in the Summary Compensation Table reflects the accounting value of stock and option awards expensed for financial reporting purposes. When making compensation decisions, the compensation committee evaluated the grant date fair value of stock and option awards based on fiscal year performance but granted after fiscal year end, shown below but not included in the Summary Compensation Table:

Compensation Earned in Fiscal Year

			Less FAS 123R Expense
			Reported in Summary		Plus Grant Date Fair Value of
		Total Compensation	Compensation Table		Awards		Total
		Per Summary	Stock	Option	Stock	Option	Compensation
		Compensation Table	Awards	Awards	Awards	Awards	Earned
Name		($)	($)	($)	($)	($)	($)

K. J. Powell	2009	13,378,603	4,884,351	3,910,852	3,724,528	1,706,426	10,014,354
	2008	6,515,047	1,062,533	1,664,093	3,720,566	2,276,223	9,785,210
D. L. Mulligan	2009	2,126,468	456,592	306,747	934,762	383,896	2,681,787
	2008	1,663,653	319,320	202,282	918,159	512,092	2,572,302
J. J. Rotsch	2009	4,181,497	1,475,750	681,508	1,064,310	447,871	3,536,420
	2008	4,296,728	1,153,956	1,243,007	1,081,604	597,422	3,578,791
I. R. Friendly	2009	3,038,519	662,960	737,983	1,046,665	447,871	3,132,112
	2008	3,952,350	538,885	638,516	1,064,359	597,422	4,436,730
C. D. O’Leary	2009	2,818,285	679,530	731,256	1,034,827	447,871	2,890,197
R. G. Darcy	2009	3,476,976	1,595,982	681,508	—	—	1,199,486
	2008	4,246,363	1,162,836	1,243,007	1,081,604	597,422	3,519,546

The grant date fair value of the fiscal 2009 stock awards and option awards quantified above reflect a 27% increase from guideline levels due to the fiscal 2009 Corporate Performance Rating of 1.77.

The grant date fair value of each restricted stock unit based on fiscal 2009 performance equals the closing price of our common stock on the New York Stock Exchange on the grant date June 29, 2009 ($55.84). The values shown have not been adjusted to reflect that these units are subject to forfeiture.

The grant date fair value of option awards based on fiscal 2009 performance equals $6.36 per share based on the Black-Scholes option-pricing model. The following assumptions were used in the calculation: option term of 8.5 years; dividend yield of 3.37% annually; a risk-free interest rate of 3.87%; and expected price volatility of 18.89%. The values shown have not been adjusted to reflect that these options are subject to forfeiture.

The following table shows the number of stock and option awards based on fiscal 2009 performance but granted after fiscal year end in June 2009:

Stock and Option Awards Based on Fiscal 2009 Performance

		Long-Term
	Annual Incentive	Incentive	Long-Term
	Restricted Stock	Restricted Stock	Incentive Stock	Grant Date Fair
	Unit Award	Unit Award	Option Award	Value
Name	(#)	(#)	(#)	($)

K. J. Powell	13,038	53,662	268,306	5,430,954
D. L. Mulligan	4,666	12,074	60,361	1,318,658
J. J. Rotsch	4,976	14,084	70,420	1,512,181
I. R. Friendly	4,660	14,084	70,420	1,494,536
C. D. O’Leary	4,448	14,084	70,420	1,482,698
R. G. Darcy	—	—	—	—

(1)	In fiscal 2009, the accounting expense listed for Mr. Powell’s Stock Awards and Option Awards and his Total Compensation increased substantially from prior years, because he became eligible for early retirement during fiscal 2009, and to a lesser extent because of year-to-year increases in salary and awards due to promotion and performance. In accordance with SFAS 123R, the entire value of awards to retirement-eligible individuals that would vest on retirement is expensed at grant rather than over the vesting period of the awards. Mr. Powell’s Change in Pension Value was driven primarily by a year-to-year increase in salary, along with an additional year of age and service.

(2)	Mr. Darcy retired August 1, 2008.

Mr. Darcy’s salary includes $400,000 received for one year of post-retirement consulting services involving project work, on-call advisory support and coaching and mentoring of his successors.

The cash portion of Mr. Darcy’s annual incentive award in fiscal 2009 was prorated to reflect his retirement during the fiscal year. Mr. Darcy received an additional $45,467, equal to 30% of his prorated cash award adjusted upwards by 27% for corporate performance, in place of the restricted stock units that he would have otherwise received as part of his annual incentive awards. These amounts are shown as non-equity incentive plan compensation.

(3)	We awarded bonuses based on our achievement of certain performance targets established at the beginning of each fiscal year. Accordingly, bonuses are disclosed under the Non-Equity Incentive Plan Compensation column of this table.

(4)	Includes the compensation cost recognized for the stock portion of the annual incentive award and for the long-term incentive awards. The compensation cost for each fiscal year is based on awards granted then and in prior fiscal years, calculated in accordance with SFAS 123R on the same basis used for financial reporting purposes and disregarding estimated forfeitures. Assumptions used to calculate these amounts are included in the Note “Stock Plans,” to the audited financial statements included in our annual reports on Form 10-K for the 2006-2009 fiscal years. Excludes awards based on fiscal 2009 performance but granted after fiscal year end in June 2009.

The compensation cost recognized for Mr. Rotsch’s and Mr. Darcy’s option awards in fiscal 2009 decreased from prior years, because they received 50% of the total value of their long-term incentive awards in options and 50% in restricted stock units, whereas previously, they had received 75% of the total value in options and 25% in restricted stock units. Because they are retirement eligible, the entire value is expensed at grant rather than over the vesting period of the awards.

(5)	Includes the cash portion of the annual incentive award paid to our named executive officers under the Executive Incentive Plan. The annual incentive award was paid partially in cash and partially in restricted stock units, and was based on the achievement of certain individual and corporate performance targets for each fiscal year, including net sales growth, segment operating profit growth, earnings per share growth and improvement on return on capital. For more information on how the annual incentive award is calculated and the restricted stock units awarded for fiscal 2009 performance, see the Compensation Discussion and Analysis.

(6)	Includes the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Retirement Plan. The increases for each named executive officer relate to additional service, aging and increases in Final Average Earnings, as defined in the Pension Benefits section, as partially offset by an increase in the interest rate assumption used to calculate the accumulated benefit. The named executive officers had no above-market or preferential earnings on deferred compensation.

(7)	All Other Compensation for fiscal 2009 includes the following amounts:

All Other Compensation

		Matching
	Matching	Contributions		Perquisites
	Contributions	on		and
	on	Savings	Tax	Other
	Deferred	Plan	Reimburse-	Personal
	Compensation(8)	Contributions(9)	Ments(10)	Benefits(11)	Total
Name	($)	($)	($)	($)	($)

K. J. Powell	7,838	152,348	15,821	177,886	353,893
D. L. Mulligan	—	65,082	5,730	64,492	135,304
J. J. Rotsch	45,772	33,924	12,478	70,791	162,965
I. R. Friendly	17,836	57,406	105,491	75,550	256,283
C. D. O’Leary	—	70,838	8,267	65,934	145,039
R. G. Darcy	—	53,180	1,673	67,608	122,461

(8)	Includes the company’s fixed and variable matching contributions to the Deferred Compensation Plan for fiscal 2009, which are made as if the named executive officer contributed to the 401(k) Plan. For more information on the terms of the matching contributions, see Other Retirement Savings Plans.

(9)	Includes the company’s fixed and variable matching contributions to the 401(k) Plan and the Supplemental Savings Plan for fiscal 2009. For more information on the terms of the matching contributions, see Other Retirement Savings Plans.

(10)	Includes reimbursements for tax liabilities accrued as a result of spousal travel to business-related functions and the receipt of welcome gifts at business-related functions.

For Mr. Friendly, also includes $96,170 of payments and reimbursements for incremental taxes resulting from Mr. Friendly’s assignment to Cereal Partners Worldwide in Switzerland. Mr. Friendly’s fiscal 2009 Total Compensation decreased from the prior year, substantially because of reductions in these payments and reimbursements. The payments were made pursuant to a policy that applies to all employees on international assignment. Factors such as time lags in tax determination, differences in taxable periods between jurisdictions and the availability of foreign tax credits or refunds result in significant differences in incremental tax payments from year to year. For converting payments made in Swiss francs to U.S. dollars, the company uses the previous day’s closing exchange rate as quoted on Bloomberg’s market data service.

(11)	Includes the following perquisites and other personal benefits for fiscal 2009:

Perquisites and Other Personal Benefits

				Executive
	Personal	Personal Use of	Financial	Insurance
	Travel(12)	Executive Car(13)	Counseling	Plans(14)	Other(15)	Total
Name	($)	($)	($)	($)	($)	($)

K. J. Powell	118,980	10,987	15,000	32,748	171	177,886
D. L. Mulligan	14,488	11,506	5,750	32,748	—	64,492
J. J. Rotsch	24,414	9,516	2,718	32,849	1,294	70,791
I. R. Friendly	21,668	12,656	8,000	33,026	200	75,550
C. D. O’Leary	19,637	12,864	685	32,748	—	65,934
R. G. Darcy	4,545	7,560	2,675	32,748	20,080	67,608

(12)	Includes commercial airfare and incremental cost of food and activities related to spousal attendance at business functions.

Also includes the aggregate incremental cost of personal use of corporate aircraft. We valued the incremental cost using a method that takes into account aircraft fuel expenses per flight hour and engine maintenance expenses per flight hour attributable to personal use; and to the extent attributable to personal use, any landing and parking fees; flight planning expenses; crew travel expenses; supplies and catering; excise taxes; and customs, foreign permit and similar fees.

We have an Aircraft Time Sharing Agreement with Mr. Powell that enables him to reimburse us for personal use of corporate aircraft to the extent that the cost of his personal use exceeded $100,000 in any fiscal year.

(13)	Includes the annual taxable value of the vehicle according to IRS regulations plus the applicable IRS rate per mile to cover fuel and maintenance charges.

(14)	Includes premiums paid for executive medical coverage that exceed the cost of medical coverage made available to most full-time employees based in the United States.

(15)	For Mr. Darcy, Mr. Friendly, Mr. Powell and Mr. Rotsch, includes the nominal cost of welcome gifts received at business-related functions.

For Mr. Darcy, includes the discount ($19,870) on his purchase of his company automobile, which was a percentage of wholesale value based on years of service.

The following table describes the potential range of annual incentive cash awards for fiscal 2009 performance and equity awards granted in fiscal 2009 for fiscal 2008 performance. The Summary Compensation Table and Compensation Discussion and Analysis include additional information about equity awards granted.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2009

						All Other	All Other
						Stock	Option
						Awards:	Awards:		Grant Date
				Estimated Possible Payouts		Number of	Number of	Exercise or	Fair Value
				Under Non-Equity		Shares of	Securities	Base Price	of Stock
				Incentive Plan Awards		Stock or	Underlying	of Option	and Option
				Target	Maximum	Units	Options	Awards	Awards(5)(6)
Name	Grant Date		Award Type	($)	($)	(#)	(#)	($/Sh)	($)

K. J. Powell	6/23/2008	(1)	Cash	1,511,344	1,943,156	—	—	—	—
	6/23/2008	(2)	RSU	—	—	10,304	—	—	653,274
	6/23/2008	(3)	RSU	—	—	48,380	—	—	3,067,292
	6/23/2008	(4)	Options	—	—	—	241,894	63.40	2,276,223
D. L. Mulligan	6/23/2008	(1)	Cash	540,810	695,327	—	—	—	—
	6/23/2008	(2)	RSU	—	—	3,598	—	—	228,113
	6/23/2008	(3)	RSU	—	—	10,884	—	—	690,046
	6/23/2008	(4)	Options	—	—	—	54,420	63.40	512,092
J. J. Rotsch	6/23/2008	(1)	Cash	576,722	741,500	—	—	—	—
	6/23/2008	(2)	RSU	—	—	4,362	—	—	276,551
	6/23/2008	(3)	RSU	—	—	12,698	—	—	805,053
	6/23/2008	(4)	Options	—	—	—	63,488	63.40	597,422
I. R. Friendly	6/23/2008	(1)	Cash	540,096	694,410	—	—	—	—
	6/23/2008	(2)	RSU	—	—	4,090	—	—	259,306
	6/23/2008	(3)	RSU	—	—	12,698	—	—	805,053
	6/23/2008	(4)	Options	—	—	—	63,488	63.40	597,422
C. D. O’Leary	6/23/2008	(1)	Cash	519,050	667,350	—	—	—	—
	6/23/2008	(2)	RSU	—	—	3,926	—	—	248,908
	6/23/2008	(3)	RSU	—	—	12,698	—	—	805,053
	6/23/2008	(4)	Options	—	—	—	63,488	63.40	597,422
R. G. Darcy	6/23/2008	(1)	Cash	94,390	121,358	—	—	—	—
	6/23/2008	(2)	RSU	—	—	4,362	—	—	276,551
	6/23/2008	(3)	RSU	—	—	12,698	—	—	805,053
	6/23/2008	(4)	Options	—	—	—	63,488	63.40	597,422

(1)	Range of Annual Incentive Cash Awards for Fiscal 2009 Performance. Includes targets established on June 23, 2008 for annual incentive cash awards under the Executive Incentive Plan based on fiscal 2009 performance. Actual payouts are described in the Summary Compensation Table.

Target payout assumes median performance in relation to the company’s performance peer group, which translates to a Corporate Performance Rating of 1.50 and an Individual Performance Rating of 1.40. Maximum payout assumes superior performance, which translates to a Corporate Performance Rating of 1.80 and an Individual Performance Rating of 1.50. There is no minimum payout. For more information on how incentive awards are calculated based on performance ratings, see the Compensation Discussion and Analysis.

(2)	Annual Incentive Stock Awards for Fiscal 2008 Performance. Includes restricted stock units earned in fiscal 2008 but granted in fiscal 2009 under the Executive Incentive Plan.

(3)	Long-Term Incentive Restricted Stock Unit Awards for Fiscal 2008 Performance. Includes restricted stock units earned in fiscal 2008 but granted in fiscal 2009 under the 2007 Stock Compensation Plan.

(4)	Long-Term Incentive Option Awards for Fiscal 2008 Performance. Includes options earned in fiscal 2008 but granted in fiscal 2009 under the 2007 Stock Compensation Plan.

(5)	The grant date fair value of each RSU granted in fiscal 2009 equals the closing price of our common stock on the New York Stock Exchange on the grant date ($63.40). The values shown have not been adjusted to reflect that these units are subject to forfeiture.

(6)	The grant date fair value of options granted in fiscal 2009 equals $9.41 per share based on the Black-Scholes option-pricing model. The following assumptions were used in the calculation: options term of 8.5 years; dividend yield of 2.73% annually; a risk-free interest rate of 4.37%; and expected price volatility of 16.10%. The values shown have not been adjusted to reflect that these options are subject to forfeiture.

The long-term and annual incentive stock awards described above reflect a 30% increase from base or target levels due to the fiscal 2008 Corporate Performance Rating. Information on other terms of these awards are described under “Pay and Performance Relationship” in the Compensation Discussion and Analysis. See Potential Payments Upon Termination for a discussion of how equity awards are treated under various termination scenarios.

The following table summarizes the total outstanding equity awards as of May 31, 2009 for each of the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Option Awards(2)				Stock Awards(2)
							Number of
							Shares or	Market Value
			Number of Securities				Units of	of Shares or
			Underlying Unexercised		Option		Stock Held	Units of Stock
			Options		Exercise	Option	That Have	That Have
			(#)		Price	Expiration	Not Vested	Not Vested(3)
Name	Vesting Date(1)		Exercisable	Unexercisable	($)	Date	(#)	($)

K. J. Powell	6/01/2009		—	—	—	—	3,317	169,764
	6/26/2010		—	—	—	—	12,500	639,750
	6/26/2010		—	—	—	—	5,293	270,896
	6/25/2011		—	—	—	—	8,776	449,156
	6/25/2011		—	—	—	—	13,000	665,340
	6/23/2012		—	—	—	—	10,304	527,359
	6/23/2012		—	—	—	—	48,380	2,476,088
	12/13/2003		54,000	—	34.56	1/13/2010	—	—
	6/26/2004		3,636	—	38.19	7/26/2010	—	—
	8/01/2004		16,250	—	34.72	9/01/2010	—	—
	12/18/2004		77,000	—	40.47	1/18/2011	—	—
	8/01/2005		7,600	—	43.79	9/01/2011	—	—
	12/17/2005		76,250	—	49.61	1/17/2012	—	—
	12/16/2006		60,300	—	43.86	1/16/2013	—	—
	12/15/2007		55,594	—	46.11	1/15/2014	—	—
	12/13/2008		103,125	—	46.97	1/13/2015	—	—
	6/26/2010		—	156,250	51.26	7/26/2016	—	—
	6/25/2011		—	162,500	58.79	7/25/2017	—	—
	6/23/2012		—	241,894	63.40	7/23/2018	—	—
D. L. Mulligan	6/01/2009		—	—	—	—	990	50,668
	6/26/2010		—	—	—	—	1,771	90,640
	6/26/2010		—	—	—	—	2,500	127,950
	6/25/2011		—	—	—	—	1,944	99,494
	6/25/2011		—	—	—	—	2,600	133,068
	7/17/2011	*	—	—	—	—	15,000	767,700
	6/23/2012		—	—	—	—	10,884	557,043
	6/23/2012		—	—	—	—	3,598	184,146
	12/17/2005		20,000	—	49.61	1/17/2012	—	—
	12/16/2006		17,700	—	43.86	1/16/2013	—	—
	12/16/2006		3,300	—	43.86	1/16/2013	—	—
	12/15/2007		18,188	—	46.11	1/15/2014	—	—

			Option Awards(2)				Stock Awards(2)
							Number of
							Shares or	Market Value
			Number of Securities				Units of	of Shares or
			Underlying Unexercised		Option		Stock Held	Units of Stock
			Options		Exercise	Option	That Have	That Have
			(#)		Price	Expiration	Not Vested	Not Vested(3)
Name	Vesting Date(1)		Exercisable	Unexercisable	($)	Date	(#)	($)

	12/15/2007		1,200	—	46.11	1/15/2014	—	—
	12/13/2008		17,325	—	46.97	1/13/2015	—	—
	6/26/2010		—	30,000	51.26	7/26/2016	—	—
	6/25/2011		—	31,200	58.79	7/25/2017	—	—
	6/23/2012		—	54,420	63.40	7/23/2018	—	—
J.J. Rotsch	6/01/2009		—	—	—	—	1,818	93,045
	6/26/2010		—	—	—	—	7,500	383,850
	6/26/2010		—	—	—	—	3,885	198,834
	6/01/2011	*	—	—	—	—	20,000	1,023,600
	6/25/2011		—	—	—	—	7,800	399,204
	6/25/2011		—	—	—	—	4,418	226,113
	6/23/2012		—	—	—	—	12,698	649,884
	6/23/2012		—	—	—	—	4,362	223,247
	6/28/2003		5,736	—	40.11	7/28/2009	—	—
	8/2/2003		23,750	—	41.50	9/01/2009	—	—
	12/13/2003		75,000	—	34.56	1/13/2010	—	—
	6/26/2004		6,442	—	38.19	7/26/2010	—	—
	8/01/2004		17,250	—	34.72	9/01/2010	—	—
	12/18/2004		80,000	—	40.47	1/18/2011	—	—
	8/01/2005		8,200	—	43.79	9/01/2011	—	—
	12/17/2005		93,750	—	49.61	1/17/2012	—	—
	12/16/2006		75,000	—	43.86	1/16/2013	—	—
	12/15/2007		70,313	—	46.11	1/15/2014	—	—
	12/13/2008		61,875	—	46.97	1/13/2015	—	—
	6/26/2010		—	93,750	51.26	7/26/2016	—	—
	6/25/2011		—	97,500	58.79	7/25/2017	—	—
	6/23/2012		—	63,488	63.40	7/23/2018	—	—
I. R. Friendly	6/01/2009		—	—	—	—	1,469	75,183
	6/26/2010		—	—	—	—	3,356	171,760
	6/26/2010		—	—	—	—	7,500	383,850
	6/25/2011		—	—	—	—	5,520	282,514
	6/25/2011		—	—	—	—	7,800	399,204
	6/23/2012		—	—	—	—	12,698	649,884
	6/23/2012		—	—	—	—	4,090	209,326
	6/28/2003		4,188	—	40.11	7/28/2009	—	—
	8/02/2003		20,000	—	41.50	9/01/2009	—	—
	12/13/2003		50,000	—	34.56	1/13/2010	—	—
	6/26/2004		4,588	—	38.19	7/26/2010	—	—
	8/01/2004		16,500	—	34.72	9/01/2010	—	—
	12/18/2004		80,000	—	40.47	1/18/2011	—	—
	8/01/2005		5,200	—	43.79	9/01/2011	—	—
	12/17/2005		80,000	—	49.61	1/17/2012	—	—
	12/16/2006		64,000	—	43.86	1/16/2013	—	—
	12/15/2007		60,000	—	46.11	1/15/2014	—	—
	12/13/2008		57,750	—	46.97	1/13/2015	—	—
	6/26/2010		—	93,750	51.26	7/26/2016	—	—
	6/25/2011		—	97,500	58.79	7/25/2017	—	—
	6/23/2012		—	63,488	63.40	7/23/2018	—	—

			Option Awards(2)				Stock Awards(2)
							Number of
							Shares or	Market Value
			Number of Securities				Units of	of Shares or
			Underlying Unexercised		Option		Stock Held	Units of Stock
			Options		Exercise	Option	That Have	That Have
			(#)		Price	Expiration	Not Vested	Not Vested(3)
Name	Vesting Date(1)		Exercisable	Unexercisable	($)	Date	(#)	($)

C. D. O’Leary	6/01/2009		—	—	—	—	1,627	83,270
	5/02/2010	*	—	—	—	—	15,000	767,700
	6/26/2010		—	—	—	—	2,645	135,371
	6/26/2010		—	—	—	—	7,500	383,850
	6/25/2011		—	—	—	—	7,800	399,204
	6/25/2011		—	—	—	—	3,976	203,492
	6/23/2012		—	—	—	—	12,698	649,884
	6/23/2012		—	—	—	—	3,926	200,933
	6/28/2003		3,792	—	40.11	7/28/2009	—	—
	12/13/2003		62,500	—	34.56	1/13/2010	—	—
	6/26/2004		4,230	—	38.19	7/26/2010	—	—
	8/01/2004		7,250	—	34.72	9/01/2010	—	—
	12/18/2004		66,500	—	40.47	1/18/2011	—	—
	8/01/2005		6,900	—	43.79	9/01/2011	—	—
	12/17/2005		80,000	—	49.61	1/17/2012	—	—
	12/16/2006		64,000	—	43.86	1/16/2013	—	—
	12/15/2007		60,000	—	46.11	1/15/2014	—	—
	12/13/2008		52,800	—	46.97	1/13/2015	—	—
	6/26/2010		—	93,750	51.26	7/26/2016	—	—
	6/25/2011		—	97,500	58.79	7/25/2017	—	—
	6/23/2012		—	63,488	63.40	7/23/2018	—	—
R. G. Darcy	6/26/2004		6,542	—	38.19	7/26/2010	—	—
	8/1/2004		18,625	—	34.72	9/01/2010	—	—
	12/18/2004		80,000	—	40.47	1/18/2011	—	—
	8/01/2005		7,200	—	43.79	9/01/2011	—	—
	12/17/2005		93,750	—	49.61	1/17/2012	—	—
	12/16/2006		75,000	—	43.86	1/16/2013	—	—
	12/15/2007		70,313	—	46.11	1/15/2014	—	—
	12/13/2008		61,875	—	46.97	1/13/2015	—	—
	6/26/2010		—	93,750	51.26	7/26/2016	—	—
	6/25/2011		—	97,500	58.79	7/25/2017	—	—
	6/23/2012		—	63,488	63.40	7/23/2018	—	—

(1)	Options, restricted stock and restricted stock units vest in their entirety four years after the grant date, except that the asterisked awards vest in their entirety five years after the grant date.

(2)	Excludes incentive awards earned in fiscal 2009 but granted in fiscal 2010.

(3)	Market value of unvested restricted stock and restricted stock units equals the closing price of our common stock on the New York Stock Exchange at fiscal year end ($51.18) multiplied by the number of shares or units.

The following table summarizes the option awards exercised and restricted stock and restricted stock units vested during fiscal 2009 for each of the named executive officers.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting(2)	Vesting(3)
Name	(#)	($)	(#)	($)

K. J. Powell	135,660	3,256,606	10,622	653,607
D. L. Mulligan	—	—	2,625	162,925
J. J. Rotsch	60,000	1,714,800	7,029	433,609
I. R. Friendly	40,000	1,112,000	21,710	1,379,407
C. D. O’Leary	40,000	1,180,000	5,814	358,381
R. G. Darcy	104,782	3,365,868	70,252	4,504,242

(1)	Value realized equals the closing price of our common stock on the New York Stock Exchange on the exercise date, less the exercise price, multiplied by the number of shares exercised.

(2)	Mr. Rotsch and Mr. Friendly deferred all shares acquired on vesting of their stock awards. For more information on the terms of deferral, see Nonqualified Deferred Compensation.

For Mr. Darcy, includes 62,974 shares acquired ($4,054,896 realized) on vesting of restricted stock units upon retirement.

(3)	Value realized equals the closing price of our common stock on the New York Stock Exchange on the vesting date multiplied by the number of restricted shares or units vested.

PENSION BENEFITS

The company maintains two defined benefit pension plans that include named executive officers:

•	The General Mills Pension Plan (“Pension Plan”) is a tax-qualified plan available generally to non-union employees in the United States that provides benefits based on a formula that yields an annual amount payable over the participant’s life.

•	The Supplemental Retirement Plan of General Mills, Inc. (“Supplemental Retirement Plan”) provides benefits based on the Pension Plan formula in excess of the Internal Revenue Code limits placed on annual benefit amounts and annual compensation under the Pension Plan. The Supplemental Retirement Plan also provides benefits based on the Pension Plan formula that is attributable to deferred compensation.

The following table shows present value of accumulated benefits that named executive officers are entitled to under the Pension Plan and Supplemental Retirement Plan.

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service(1)	Benefit(2)	Fiscal Year(3)
Name	Plan Name	(#)	($)	($)

K. J. Powell (4)	Pension Plan	29.7823	694,775	—
	Supplemental Retirement Plan	29.7823	4,497,162	—
D. L. Mulligan (5)	Pension Plan	10.7500	148,867	—
	Supplemental Retirement Plan	10.7500	290,598	—
J. J. Rotsch (4)	Pension Plan	35.0000	916,669	—
	Supplemental Retirement Plan	35.0000	3,468,798	—
I. R. Friendly (6)	Pension Plan	25.9861	378,560	—
	Supplemental Retirement Plan	25.9861	1,404,156	—
C. D. O’Leary (5)	Pension Plan	11.5000	180,566	—
	Supplemental Retirement Plan	11.5000	539,828	—
R. G. Darcy (7)	Pension Plan	20.9166	587,171	57,300
	Supplemental Retirement Plan	20.9166	2,573,866	228,858

(1)	Number of years of credited service equals number of years of actual service.

(2)	Actuarial present value is based on assumptions and methods used to calculate the benefit obligation under standards established by the Financial Accounting Standards Board, including:

•	Discount rate equals 7.50% as of the end of fiscal 2009;

•	Mortality rates based on the RP2000 Combined Healthy Mortality Table, projected to 2009 with Scale AA (post-retirement decrement only);

•	Single life annuity payments;

•	Age 62 retirement age (unreduced benefit retirement age), discounted to current age; and

•	No pre-retirement decrements or future increases in pay, service or legislated limits.

(3)	In accordance with Section 409A of the Internal Revenue Code, “key employees,” including the named executive officers, must wait six months from their termination date to begin payment of any Supplemental Retirement Plan benefit accrued after December 31, 2004 and to receive a distribution of their Supplemental Savings Plan account.

(4)	Named executive officer is eligible for early retirement in both the Pension Plan and the Supplemental Retirement Plan.

(5)	Named executive officer is not eligible for early retirement.

(6)	Named executive officer is not eligible for early retirement but currently qualifies for enhanced early retirement reductions under the “Rule of 70,” as described below, in both the Pension Plan and the Supplemental Retirement Plan at retirement.

(7)	Named executive officer retired prior to fiscal year-end.

The Pension Plan formula provides an annual benefit amount equal to 50% of Final Average Earnings less 50% of the Social Security benefit, prorated for benefit service of less than 30 years, as discussed below. Final Average Earnings is the greater of (a) average of the highest five full calendar years’ of remuneration, and (b) amount in (a) increased by remuneration in the partial year of termination and decreased by the same ratio of remuneration for lowest year in average. Such remuneration generally approximates the salary and non-equity incentive plan compensation reported in the Summary Compensation Table plus the value of the restricted stock unit portion of annual incentive awards that vest during a measurement period. Other restricted stock unit awards and long-term incentive awards are not included in remuneration for these purposes.

Early retirement benefits are available after attaining age 55 and five years of eligibility service. The Final Average Earnings portion of the benefit is reduced by 2% per year for the first three years and by 4% per year for each year thereafter by which commencement precedes age 62. The Social Security offset portion of the benefit is reduced by 5/9% for each of the first 36 months by which commencement precedes age 65. In addition, a temporary early retirement supplement equal to the reduced Social Security benefit above is payable to age 62.

Employees that terminate prior to early retirement eligibility whose age plus years of eligibility service is greater than or equal to 70 at termination (“Rule of 70”), can commence retirement benefits as early as age 55 with early commencement reductions that are somewhat less favorable than those eligible for early retirement. Other terminations that occur prior to early retirement or Rule of 70 eligibility are eligible to commence benefits as early as age 55 with reductions that are closer to actuarial equivalence.

The Supplemental Retirement Plan provides additional supplemental pension benefits to involuntarily terminated participants in the Executive Incentive Plan if the sum of their current age and years of service equals or exceeds 75, and they are not retirement eligible. They receive a supplemental retirement benefit equal to the difference between their vested deferred pension benefit and a benefit determined under the early retirement provisions of the Pension Plan.

All distributions under the Pension Plan and Supplemental Retirement Plan are payable in cash. There are no provisions in either Plan that allow for additional years of service above the service actually earned by a participant.

The normal form of payment under the Pension Plan for unmarried participants is a “Single Life Pension,” which provides for monthly payments for the participant’s lifetime, and for married participants, a “Joint and 50 Percent to Survivor Pension,” which provide for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in 50% of the amount. Additional forms of payment are a “Joint and 75 Percent to Survivor Pension” and a “Joint and 100 Percent to Survivor Pension,” which provide for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in 75% or 100% of the same amount, respectively, and a “Life Annuity with Ten Year Certain,” which provides for a pension payable for the participant’s lifetime, provided that if the participant dies before 120 monthly pension payments have been made, monthly payments will continue to the participant’s beneficiary until a total of 120 payments have been made.

The normal form of payment under the Supplemental Retirement Plan for unmarried participants is a Single Life Pension, and for married participants, a Joint and 100 Percent to Survivor Pension. A Joint and 50 Percent to Survivor Pension is also available.

OTHER RETIREMENT SAVINGS PLANS

In addition to the Pension Plan and Supplemental Retirement Plan (both defined benefit plans), the company also offers the General Mills 401(k) Savings Plan (“401(k) Plan”), a qualified plan available generally to employees in the United States, and the Supplemental Savings Plan of General Mills, Inc. (“Supplemental Savings Plan”), a non-qualified plan. The 401(k) Plan provides for participant contributions, together with an employer match. For the named executive officers and other non-union employees, participant contributions can be matched up to 6% of earnable compensation subject to Internal Revenue Code limits. The company match has two components, a fixed and variable match. The fixed match is 50% on the first 6% of pay. In addition, the company at its discretion may add up to another 50% after the close of each fiscal year, as an annual variable match. Company matches that cannot be deposited in the 401(k) Plan due to federal limitations on contributions to qualified plans are credited to the Supplemental Savings Plan for eligible participants. The matching contributions to the 401(k) Plan and Supplemental Savings Plan for the named executive officers for fiscal 2009 are reported in the Summary Compensation Table and reflect 95% of the maximum annual match available. This match was granted to eligible 401(k) Plan participants in light of the company’s fiscal 2009 performance. Distributions from the 401(k) Plan are permitted upon the earlier of termination or age 59.5. Distributions from the Supplemental Savings Plan are made in the calendar year following termination.

NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan is a non-qualified plan that provides most of our executives, including the named executive officers, with the opportunity to defer up to 100% of cash incentives and restricted stock units. The Chief Executive Officer may defer up to 100% of his base salary.

Participants’ deferred cash accounts earn a monthly rate of return which tracks the investment return achieved under participant-selected investment funds, most of which are offered to participants in our 401(k) Plan. Here are the available investment funds: Fixed Income Fund, Diversified US Equity Fund, Jennison Long-Term Bond Portfolio, Pooled Real Asset Fund, Diversified International Equity Fund, US Treasury Fund, Moderate Balanced Fund and a Company Stock Fund. Participants are eligible to change their investment mix on a monthly basis.

Stock units in participants’ deferred stock accounts earn dividend equivalents equal to regular dividends paid on our common stock. These dividend equivalents are credited to the accounts or paid out to the participants. Dividend equivalents credited to each account are used to “purchase” additional stock units for the account at a price equal to the closing price of our common stock on the New York Stock Exchange on the dividend payment date.

We credit deferred accounts with additional amounts or stock units, as applicable, equal to the value of the matching contributions that we would have otherwise made to the participants’ 401(k) Plan and Supplemental Savings Plan accounts if the participants had not deferred compensation.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants must start receiving distributions from deferred accounts no later than age 70. Furthermore, in the case of deferred cash, participants may not receive distributions for at least one year following the date on which the cash otherwise would have been paid out. In the case of deferred equity awards, participants may not receive shares of common stock in place of stock units for at least one year following the vesting date of the award. Participants may elect to receive distributions in a single payment or up to ten annual installments.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY(1)	in Last FY	in Last FY	Distributions(2)	Last FYE
Name	($)	($)	($)	($)	($)

K. J. Powell	137,500	4,995	(23,462)	147,214	283,419
D. L. Mulligan	—	—	(398,408)	—	748,380
J. J. Rotsch	1,113,832	49,228	(1,011,352)	3,744	6,628,485
I. R. Friendly	1,545,096	21,173	(560,151)	64,396	2,558,697
C. D. O’Leary	—	—	—	—	—
R. G. Darcy	—	—	(379,199)	2,036,124	3,593,225

(1)	$137,500 of Mr. Powell’s contributions has been disclosed as base salary for fiscal 2009 in the Summary Compensation Table.

(2)	Includes dividends distributed on deferred stock units, in addition to any other withdrawals and distributions.

POTENTIAL PAYMENTS UPON TERMINATION

Payments and benefits received by named executive officers upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of fiscal 2009. The actual amounts to be paid out can only be determined at the time of the named executive officer’s departure from the company.

Pension Plan and Supplemental Retirement Plan

Named executive officers who are terminated for any reason receive their vested benefits under the Pension Plan and Supplemental Retirement Plan as outlined in the Pension Benefits section.

Deferred Compensation Plan

Named executive officers who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section. Amounts are paid in accordance with the distribution date and form of distribution elected by the named executive officer at time of deferral.

Executive Survivor Income Plan

In the event that a named executive officer dies, his or her surviving spouse, or dependents if there is no surviving spouse, receive a monthly benefit equal to a percentage of the named executive officer’s final average earnings under the Pension Plan (1/12 of 25% for spouses or 1/12 of 12.5% divided equally among dependents). Benefits continue until the spouse’s death or until the dependents no longer satisfy certain eligibility requirements. This benefit is reduced by benefits payable under the company’s retirement plans. The benefit valuation at the end of this section assumes payments to a surviving spouse. No new participants have been accepted into the Executive Survivor Income Plan since September 1, 2000. All of the named executive officers except Mr. Mulligan participate in the Plan.

Stock Compensation Plans

Under the Executive Incentive Plan and the 1998, 2003, 2005 and 2007 Stock Compensation Plans, the named executive officers’ unvested equity awards are treated as follows:

Restricted Stock
Awards and
Restricted Stock
Nature of Termination	Units	Stock Options and Stock Appreciation Rights

Voluntary	Forfeit	Forfeit
Involuntary for Cause	Forfeit	Forfeit
Involuntary without Cause where Age + Years of Service < 70 Years	Fully vest	Fully vest for shorter of remainder of option term or one year, then forfeited
Involuntary without Cause where Age + Years of Service ≥ 70 Years	Fully vest	Normal vesting continues
Retirement — Normal and Early	Fully vest	Normal vesting continues
Death	Fully vest	Pre-June 2002 — pro-rata vest Post-June 2002 — fully vest
Change of Control	Pre-June 2008 — Fully vest	Pre-June 2008 — Fully vest for one year, then revert to normal vesting; then if terminated within two years of change of control, fully vest for six months, then forfeited
	Post-June 2008 — Double- trigger vesting	Post-June 2008 — Fully vest for one year, subject to double-trigger vesting

For double-trigger vesting: (1) the change of control must be consummated and (2) the participant must be involuntarily terminated other than for cause, death or disability, or must voluntarily terminate with good reason within two years of the change of control.

Health Benefits

The named executive officers currently are covered under an executive insurance plan which provides them, as well as their spouses and dependents, with medical and dental coverage. Upon retirement, under current plan provisions, named executive officers, their spouses and eligible dependents can continue coverage. Named executive officers whose age plus years of service equal at least 70 receive a continuation of this benefit, provided that they pay for coverage until age 65. Access to these medical benefits continues for the spouses and dependents after the named executive officer’s death. If a named executive officer is involuntarily terminated or terminated in connection with a change of control, and is not retirement eligible, he or she can receive a continuation of the medical benefit for up to two years under the Severance Plan described below. The benefit valuation at the end of this section includes the actuarial present value of executive insurance plan coverage where it continues indefinitely, and the cost of the coverage where it continues for a specified period. The actuarial present value is incremental to what the named executive officer would have received under the retiree medical plan available to other employees. To the extent that our actuarial present value calculations assume coverage over a beneficiary’s expected lifetime, we make this assumption only for estimating the value of benefits in this proxy statement and not as a guarantee of continuing coverage.

If the named executive officers currently are placed on disability leave, they and their spouses and dependents receive a continuance of their executive insurance plan coverage for the duration of the leave.

Executive Severance Pay and Benefits Program

In June 2007, the company established the General Mills Separation Pay and Benefits Program for Officers (the “Severance Plan”), which formalized the severance payments and benefits for all corporate executives including the named executive officers and materially reduced the benefits provided under the prior Management Continuity Agreements.

For the named executive officers, the Severance Plan provides a two-year continuation of base salary, average bonus, health benefits and outplacement assistance following an involuntary termination other than for cause, death or disability. The Severance Plan also provides for a pro-rated bonus in the year of termination based on actual results for the year. Base salary and bonus continuation payments are made monthly over two years. Medical and dental benefits are maintained by the company for two years.

In the event of a change of control and either (i) an involuntary termination other than for cause, death or disability or (ii) voluntary termination for good reason within two years after a change of control, select senior executives, including each named executive officer, will receive a lump sum payment equal to two years of base salary and bonus payable within 30 days of termination, rather than a continuation of these payments, in addition to the other benefits described above. Bonus for this purpose is the higher of the three-year average bonus and the most recent fiscal year-end bonus.

In the event of a change of control, the Severance Plan also provides for a lump sum cash payment in an amount necessary to ensure that any compensation received upon a change of control is not reduced by the imposition of excise taxes payable under Internal Revenue Code Section 4999. However, if the total amount of change of control payments is less than 110% of the threshold amount established by the Internal Revenue Service, the change of control payment will be reduced so that it does not trigger the payment of any excise tax.

As a condition of receiving benefits under the Severance Plan, the named executive officers are required to sign a one-year non-competition agreement and agree to maintain the confidentiality of company information indefinitely.

For the purposes of the Severance Plan, “change of control” includes:

•	Certain acquisitions of 20% or more of the voting power of securities entitled to vote in the election of directors;

•	Changes in a majority of the incumbent directors (incumbent directors include directors approved by a majority of the incumbents);

•	Certain reorganizations, mergers, asset sales or other transactions that result in existing stockholders owning less than 60% of the company’s outstanding voting securities; or

•	A complete liquidation of the company.

For the purposes of the Severance Plan, “good reason” includes:

•	Material diminishment of the executive’s position, authority, duties or responsibilities;

•	Decrease in base salary, annual bonus and/or long-term incentive opportunity;

•	Certain required relocations; or

•	Failure to bind successors to the Severance Plan.

Payments and Benefits as of the Last Business Day of Fiscal 2009

The payments and benefits for the named executive officers under each termination scenario are outlined below. “Earned Benefits” include payments and benefits that the named executive officers would have already earned during their employment with us and that they would be entitled to under any circumstances, including involuntary termination for cause and voluntary resignation. “Earned Benefits” exclude any “Additional Benefits” which would be triggered by their termination under specific circumstances.

TERMINATION AND CHANGE OF CONTROL PAYMENTS AND BENEFITS

		Involuntary		Change of
		Not For Cause		Control under
Benefit or Payment	Retirement	Termination	Death	Severance Plan

Earned Benefits:
Prorated Bonus	Yes	Yes	Yes	Yes
Accrued Vacation Pay	Yes	Yes	Yes	Yes
Deferred Compensation Plan Contributions and Earnings	Yes	Yes	Yes	Yes
Vested Benefits in the Pension Plan and Supplemental Retirement Plan	Yes	Yes	Yes	Yes
Additional Benefits:
Vesting of Unvested Restricted Stock Units(1)	Immediate	Immediate	Immediate	Double Trigger for Post-June 2008 Grants
Vesting of Unvested Stock Options(2)	Continued	Rule of 70	Immediate	Double Trigger for Post-June 2008 Grants
Medical Benefits(3)	Continued	Continued	No	Continued
Spouse/Dependent Medical Benefits(3)	Continued	Continued	Continued	Continued
Pay Continuance	No	2 Years’ Salary & Bonus	No	2 Years’ Salary & Bonus
Additional Pension Benefit(4)	No	Rule of 75	No	No
Outplacement Assistance	No	Yes	No	Yes
Financial Counseling(5)	Yes	Rule of 70	Yes	No
Company Car Purchase Option	Yes	Yes	No	No
Executive Survivor Income Plan(6)	No	No	Yes	No
Office Space and Administrative Assistant	CEO Only	No	No	No
Excise Tax & Gross-Up	No	No	No	Conditional

(1)	For vesting of unvested restricted stock units, the values included in the table below are based on the number of restricted stock units that would have vested on the last business day of fiscal 2009, multiplied by the closing price of our common stock on the New York Stock Exchange as of that date ($51.18).

(2)	For vesting of unvested stock options, the values that would have been included in the table below are based on the number of options that would have vested on the last business day of fiscal 2009, multiplied by the difference between the exercise price and the closing price of our common stock on the New York Stock Exchange as of that date ($51.18). Since all applicable options have exercise prices higher than $51.18, we did not include any values in the table below.

Under the Rule of 70, if the sum of a named executive officer’s age and years of service is equal to or exceeds 70 and the officer is involuntarily terminated, stock options continue to vest normally and remain exercisable for the full remaining term. If a named executive officer does not meet the Rule of 70, all stock options fully vest and remain exercisable for one year. Mr. Mulligan and Mr. O’Leary did not qualify under the Rule of 70 as of the last business day of fiscal 2009.

(3)	The values included in the table below assume that a retirement eligible officer, spouse and dependents will rely on retiree medical benefits if the officer is involuntarily terminated or terminated in connection with a change of control, and that the officer’s spouse and dependents will continue to rely on these benefits upon the officer’s death. Non-retirement eligible executives receive up to two years’ continued coverage if they are involuntarily terminated or terminated in connection with a change of control.

(4)	Under the Rule of 75, if the sum of a named executive officer’s age and years of service is equal to or exceeds 75 and the officer is involuntarily terminated before age 55, he or she receives a supplemental retirement benefit equal to the difference between the officer’s vested deferred pension benefit and a benefit determined under the early retirement provisions of the Pension Plan assuming he or she was 55. No named executive officers were eligible for this benefit as of the last business day of fiscal 2009.

(5)	In cases of involuntary termination, one year of financial counseling is only available if the named executive officer is also retirement eligible, or if the named executive officer’s age plus years of service is equal to or exceeds 70. Mr. Mulligan and Mr. O’Leary did not qualify under the rule of 70 as of the last business day of fiscal 2009. It is also available to a named executive officer’s spouse upon the officer’s death.

(6)	No new participants have been accepted into the Executive Survivor Income Plan since September 1, 2000. Mr. Mulligan is not a participant.

The following table outlines the total value of payments and benefits that the named executive officers would receive in addition to Earned Benefits under various termination scenarios:

		Involuntary
		Not For Cause		Change of
	Retirement	Termination	Death	Control
Name	($)	($)	($)	($)

K. J. Powell	6,667,103	9,639,440	5,557,365	10,493,153
D. L. Mulligan	—	3,806,648	2,018,709	5,309,825
J. J. Rotsch	3,821,211	5,594,031	3,531,726	5,733,316
I. R. Friendly	—	4,623,771	3,885,764	4,641,543
C. D. O’Leary	—	4,989,826	5,304,742	5,200,025

Payments and Benefits Triggered in Fiscal 2009

On August 1, 2008, Mr. Darcy retired as Executive Vice President, Worldwide Technology and Operations. In addition to his Earned Benefits, he received the following benefits, which are valued on the basis described above:

Vesting accelerated on 62,974 restricted stock units worth $4,054,896. Mr. Darcy was awarded a final financial counseling allowance, purchased his company vehicle at a discount from the wholesale value and became eligible for executive retiree medical benefits. The total value of these benefits was $696,240. The company vehicle discount is included in All Other Compensation in the Summary Compensation Table. Mr. Darcy has one year to use his financial counseling allowance before it expires.

PROPOSAL NUMBER 3

RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors is submitting the selection of KPMG LLP to serve as our independent registered public accounting firm for fiscal 2010 for ratification in order to ascertain the views of our stockholders on this selection. Proxies solicited by the board of directors will, unless otherwise directed, be voted to ratify the appointment by the audit committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 30, 2010. If stockholders do not ratify the appointment of KPMG LLP, the audit committee will reconsider its selection, but it retains sole responsibility for appointing and terminating our independent registered public accounting firm.

Representatives from KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement and answer questions.

The board of directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2010.

AUDIT COMMITTEE REPORT

The Audit Committee.  The audit committee of the board of directors consists of five non-employee directors named below. Each member of the audit committee is an independent director under our guidelines and as defined by New York Stock Exchange listing standards and SEC regulations for audit committee membership. In addition, the board of directors has unanimously determined that Mr. Danos, Mr. Esrey and Mr. Ryan, members of the audit committee, qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise within the meaning of New York Stock Exchange listing standards. The board of directors has also unanimously determined that all audit committee members are financially literate within the meaning of the New York Stock Exchange listing standards. The audit committee, which operates according to its charter, is primarily responsible for oversight of our financial statements and internal controls; assessing and ensuring the independence, qualifications and performance of the independent registered public accounting firm; approving the independent registered public accounting firm’s services and fees; reviewing our risk assessment process and ethical, legal and regulatory compliance programs; and reviewing and approving our annual audited financial statements before issuance, subject to the board of directors’ approval. No members of the audit committee received any compensation from General Mills during the last fiscal year other than directors’ fees. The audit committee’s charter may be found on our website located at www.generalmills.com in the “Investors” section under “Corporate Governance.”

Audit Committee Report.  The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended May 31, 2009.

The audit committee has reviewed and discussed the company’s audited financial statements for the fiscal year ended May 31, 2009 with management, the internal auditor and KPMG LLP, the company’s independent registered public accounting firm, with and without management present. In connection with that review, the audit committee considered and discussed the quality of the company’s financial reporting and disclosures, management’s assessment of the company’s internal control over financial reporting and KPMG LLP’s evaluation of the company’s internal control over financial reporting. The audit committee discussed and reviewed with KPMG LLP critical accounting policies and practices, internal controls, other material written communications to management and the scope of KPMG LLP’s audit. The audit committee also has discussed with KPMG LLP matters relating to its judgments about the quality, as well as the acceptability, of the company’s accounting principles as applied in its financial reporting, as well as the other matters required to be discussed by Statement of Auditing Standards No. 114 (Auditor’s Communications with Those Charged With Governance).

In addition, the audit committee has discussed with KPMG LLP its independence from management and the company, as well as the matters in the written disclosures and the letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee received a letter from KPMG LLP confirming its independence and discussed with KPMG LLP the matters covered by that letter.

The audit committee has reviewed all fees paid to KPMG LLP during the fiscal year and has considered the compatibility of KPMG LLP’s performance of non-audit services, including the tax planning services described below, with the maintenance of KPMG LLP’s independence as the company’s independent registered public accounting firm.

Based on the audit committee’s review and discussions referred to above, the audit committee recommended to the company’s board of directors that the company’s audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended May 31, 2009 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

Judith Richards Hope, Chair
Paul Danos
William T. Esrey
Robert L. Ryan
Dorothy A. Terrell

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table shows aggregate fees billed to us for fiscal years ended May 31, 2009 and May 25, 2008 by KPMG LLP, our independent registered public accounting firm.

	Fiscal Year
	(In thousands)
	2009	2008

Audit Fees	$5,219	$4,967
Audit-Related Fees (1)	1,216	674
Tax Fees (2)	100	188
All Other Fees	—	—

Total Fees	$6,535	$5,829

(1)	Includes audit services for benefit plans and the General Mills Foundation, audit services related to certain divestitures and due diligence services.

(2)	Includes expatriate tax services, tax return preparation, planning and compliance filings.

The audit committee has determined that performance of services other than audit services is compatible with maintaining the independence of KPMG LLP.

Auditor Services Pre-approval Policy.  The audit committee has a formal policy concerning approval of all services to be provided by KPMG LLP, including audit, audit-related, tax and other services. The policy requires that all services KPMG LLP may provide to us be pre-approved by the audit committee. The chair of the audit committee has the authority to pre-approve permitted services that require action between regular audit committee meetings, provided the chair reports to the full audit committee at the next regular meeting. Certain permitted non-audit services, excluding certain designated audit-related and tax services, are limited to $1,000,000 in the aggregate during any fiscal year. The audit committee approved all services provided by KPMG LLP during fiscal years 2008 and 2009.

PROPOSAL NUMBER 4

STOCKHOLDER PROPOSAL ON
ADVISORY VOTE ON EXECUTIVE COMPENSATION

We expect the following proposal to be presented by a stockholder at the Annual Meeting. We will provide our stockholders with name, address and share holdings information for the proponent promptly upon receipt of an oral or written request. In accordance with SEC regulations, the text of the stockholder proposal is printed verbatim below.

RESOLVED, that shareholders of General Mills request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEO’s”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance

In 2008 shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged 43% in favor, demonstrating strong shareholder support for this reform. Public sentiment and Congressional concern about executive compensation has reached new levels of intensity.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide General Mill’s board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

A number of other companies have also agreed to an Advisory Vote, including Ingersoll Rand, Verizon, MBIA, H&R Block, Blockbuster, and PG & E. And approximately 400 companies under TARP are now implementing the Advisory Vote providing an opportunity to see it in action.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin in the last Congress. We expect this legislation will pass in the near future.

We believe existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

The board of directors unanimously recommends a vote AGAINST the proposal for the following reasons:

The board of directors welcomes the development of practices that encourage board and management accountability and clear, meaningful communication with our stockholders.  The board believes that stockholders should provide direct input to companies and strongly supports substantive dialogue with stockholders. We speak directly with our stockholders about issues of concern to them, including executive compensation. However, the board believes that a stockholder advisory vote on executive compensation will not enhance communications between General Mills and its stockholders and would not be in the best interests of the company. Furthermore, in light of pending legislation that would establish common parameters for a stockholder advisory vote on executive compensation at all public companies, it would not be an efficient use of the company’s resources to implement potentially conflicting measures in advance of the development of a uniform system.

Say on pay is soon likely to be enacted by legislation.  There now appears to be broad support in Congress and the executive branch for legislation mandating a stockholder advisory vote and related rulemaking. The Obama administration has announced its endorsement for say on pay legislation, which if enacted, would require public companies annually to hold a stockholder advisory vote on executive compensation. Recent say on pay legislation introduced by Congressman Barney Frank has passed in the House of Representatives. It would not be the best use of the company’s time and resources to develop and implement an advisory vote when the substance of the resolutions and the procedures for carrying out the vote will likely be established by law in the near future.

We communicate directly with our stockholders about issues that are important to them.  Senior management of the company meets directly with stockholders throughout the year. We ask our stockholders about their specific areas of interest or concerns. Where stockholders have had questions about our corporate governance practices or executive compensation arrangements, we have scheduled meetings to address their concerns. We engage in positive discussions with all proponents of stockholder proposals and respond to written communications from stockholders. Our Investor Relations Department also is available to answer questions on a daily basis. Stockholders may directly contact any of the company’s directors, any committee of the board (including the compensation committee), the board’s non-employee directors as a group or the board generally. Our stockholders also have an opportunity to ask directors questions at the annual meeting of stockholders. To build on our commitment for meaningful stockholder engagement, we will continue to enhance our practices for contacting stockholders to discuss governance, compensation and other matters. The board believes that these opportunities for direct engagement and discussion are a more effective and productive means for stockholders to communicate any concerns about our executive compensation practices.

Our compensation practices and programs serve the interests of our stockholders.  The overriding objective of General Mills is to achieve financial performance that consistently ranks in the top tier of results from our consumer products industry peer group, which in combination with an attractive dividend yield, we believe will continue to deliver strong total returns for General Mills stockholders. The company’s total stockholder return has consistently exceeded the return of broad market indexes, such as the Dow Jones Industrial Average, S&P 500 Index, and S&P Packaged Food Index, over the short (1 and 3 years), medium (5 year) and long term (10 and 20 years). We link our executive officers’ compensation to the financial performance of the company. Approximately 80% of total compensation for the named executive officers varies with annual company performance, with the only fixed compensation elements being base salary and certain employee benefits. The board believes that the company’s executive compensation programs have been effective at rewarding the achievement of superior results, appropriately aligning pay and performance and creating an ownership culture in which company managers think and act like stockholders. The programs have also enabled General Mills to attract and retain some of the most talented executives in the global consumer products industry. The proponent has not raised any concerns or issues with respect to our compensation programs or practices.

An advisory vote is too general to effectively convey any meaningful information regarding our executive compensation.  Compensation decisions involve a complex analysis that accounts for peer group compensation practices, determinations of corporate financial and individual performance and an assessment of the individual’s role in the organization. The proposed advisory vote would not provide the board or compensation committee with any specific information about whose compensation is at issue, the amount or type of compensation at issue, the extent of the stockholders’ concern or the stockholders’ preferred approach. We are concerned that stockholder votes cannot effectively guide the company’s compensation practices and may in many instances amount to counterproductive protest votes.

OTHER BUSINESS

We do not know of any other matters to be presented at the 2009 Annual Meeting. If any other matter is properly presented for a vote at the 2009 Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.	How do I receive a printed copy of proxy materials?

A.	To request a printed copy of the proxy materials, please call 800-579-1639, e-mail sendmaterial@proxyvote.com or visit www.proxyvote.com. You will need your 12-digit control number to make your request.

Q.	Who is entitled to vote?

A.	Record holders of General Mills common stock at the close of business on July 23, 2009 may vote at the Annual Meeting. On July 23, 2009, approximately 325,530,671 shares of common stock were outstanding and eligible to vote. The shares of common stock in our treasury on that date will not be voted.

Q.	How do I vote?

A.	If you are a stockholder of record or hold stock through the General Mills 401(k) Savings Plan, you may vote using any of the following methods:

•	Via the Internet, by going to the website www.proxyvote.com and following the instructions for Internet voting on the proxy card or Notice of Internet Availability of Proxy Materials that you received in the mail. You will need the 12-digit control number printed on your proxy card or Notice of Internet Availability of Proxy Materials. You may also access instructions for telephone voting on the website;

•	If you received a printed copy of the proxy materials, and reside in the United States or Canada, by dialing 800-690-6903 and following the instructions for telephone voting on the proxy card that you received in the mail. You will need the 12-digit control number printed on your proxy card;

•	If you received a printed copy of the proxy materials, by completing and mailing your proxy card; or

•	By casting your vote in person at the Annual Meeting.

Telephone and Internet voting facilities for stockholders of record will close at noon Eastern Daylight Time on Sunday, September 20, 2009. The telephone and Internet voting instruction deadline for 401(k) shares is 10 am Eastern Daylight Time on Thursday, September 17, 2009.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have three choices on each director nominee and other matters to be voted upon. You may vote (or abstain) by choosing FOR, AGAINST or ABSTAIN.

If you are a stockholder of record and do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of the 14 director nominees set forth in this proxy statement, FOR approval of the 2009 Stock Compensation Plan, FOR the ratification of KPMG LLP as our independent registered public accounting firm and AGAINST the stockholder proposal.

If your shares are held in a brokerage account in your broker’s name (“street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

Ballots will be passed out during the Annual Meeting to anyone who wants to vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

Q.	What if I change my mind after I vote my shares?

A.	You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440;

•	Submitting a properly signed proxy with a later date;

•	Voting by telephone or the Internet at a time following your prior telephone or Internet vote; or

•	Voting in person at the Annual Meeting.

You also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person.

Q.	How will my General Mills 401(k) Savings Plan shares be voted?

A.	If you hold shares of common stock through the General Mills 401(k) Savings Plan, you may direct State Street Bank and Trust, as the plan fiduciary, how to vote your shares. For shares which are not allocated to participant accounts or for shares for which no direction has been received, State Street will vote those shares in the same proportion as directed shares are voted. State Street may, in exercising its fiduciary responsibility, disregard the direction on behalf of the unallocated shares and shares for which no direction was received and vote in its discretion, if following such direction would be inconsistent with the Employee Retirement Income Security Act. For instructions received by phone or Internet, the deadline is 10 am Eastern Daylight Time on Thursday, September 17, 2009. Any instruction received by State Street regarding your vote shall be confidential.

Q.	What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?

A.	It means you have multiple accounts at the transfer agent and/or with banks or stockbrokers. Please vote all of your accounts. If you would like to consolidate multiple accounts at our transfer agent, please contact Wells Fargo Shareowner Services at 800-670-4763.

Q.	What will happen if I do not vote my shares?

A.	If you do not vote according to the instructions described on your proxy card or Notice of Internet Availability of Proxy Materials, your shares will not be voted. If your shares are held in street name, your brokerage firm may vote your shares on those proposals where it has discretion to vote.

Q.	How many shares must be present to hold the Annual Meeting?

A.	At least one-half of General Mills’ outstanding common shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. We will count your shares as present at the Annual Meeting if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have properly submitted a proxy card or voted by telephone or the Internet on a timely basis.

Q.	How many votes are needed to approve each item?

A.	The election of each director, ratification of the appointment of our independent registered public accounting firm and approval of any properly presented stockholder proposal require the affirmative vote of a majority of votes cast (excluding abstentions) by stockholders entitled to vote and represented at the Annual Meeting in person or by proxy. Adoption of the 2009 Stock Compensation Plan requires the affirmative vote of a majority of votes cast (excluding abstentions) by stockholders entitled to vote and represented at the meeting in person or by proxy, provided that the total number of shares that vote on the proposal represents a majority of the shares entitled to vote on the proposal.

If an incumbent director is not re-elected, the director must promptly offer his or her resignation to the board. The corporate governance committee will recommend to the board whether to accept or reject the resignation, and the board will disclose its decision and the rationale behind it within 90 days from the certification of the election results.

Q.	How will voting on any other business be conducted?

A.	We do not know of any business to be considered at the 2009 Annual Meeting of Stockholders other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Kendall J. Powell and Roderick A. Palmore to vote on such matters in their discretion.

Q.	How are the votes counted?

A.	You are entitled to cast one vote for each share of common stock you own, and there is no cumulative voting. Although abstentions are counted as present at the Annual Meeting for purposes of determining whether there is a quorum under our By-laws, they are not treated as votes cast on a specific proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal on which your broker does not have discretionary authority to vote, including Proposal Number 2 and Proposal Number 4 at the Annual Meeting. In this situation, a broker non-vote occurs. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum but will not be considered entitled to vote on the proposal in question. Broker non-votes effectively reduce the number of votes needed to approve the proposal. New York Stock Exchange rules permit brokers discretionary authority to vote on Proposal Number 1 and Proposal Number 3 at the Annual Meeting, if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote shares that are held for you in street name, your broker has authority to vote on your behalf with regard to Proposal Number 1 and Proposal Number 3.

We have a policy of confidential voting that applies to all stockholders, including our employee-stockholders; Broadridge Investor Communications Solutions will tabulate the votes received.

Q.	Where do I find the voting results of the meeting?

A.	We will publish the voting results in our Form 10-Q for the second quarter of fiscal 2010, which is due to be filed with the SEC in January 2010. You can also go to our website at www.generalmills.com.

Q.	How do I submit a stockholder proposal?

A.	If you wish to submit a proposal for inclusion in our next proxy statement, we must receive the proposal on or before April 12, 2010. Please address your proposal to: Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders at our 2010 Annual Meeting without including your proposal in our proxy statement:

•	You must notify the Corporate Secretary of General Mills in writing between May 24, 2010 and June 23, 2010; and

•	Your notice must contain the specific information required in our By-laws.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of General Mills at the address shown above.

SOLICITATION OF PROXIES

We pay for preparing, printing and mailing this proxy statement and the Notice of Internet Availability of Proxy Materials. We have engaged Georgeson Shareholder Communications Inc. to help us solicit proxies from stockholders for a fee of $15,000, plus reimbursement of out-of-pocket expenses. In addition to Georgeson, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by e-mail, telephone, fax or special letter. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

DELIVERY AND VIEWING OF PROXY MATERIALS

Electronic Delivery of Proxy Materials.  Simply follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials to vote via the Internet, or go directly to www.icsdelivery.com/gis, to register your consent to receive our annual report and this proxy statement in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards mailed to you will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by mail, telephone or the Internet. Certain employee stockholders who have valid work e-mail addresses will not receive a proxy card in the mail but may vote by telephone or via the Internet.

Delivery of Proxy Materials to Households.  SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside. This rule benefits everyone. We believe it eliminates duplicate mailings that stockholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.

If your household would like to receive single rather than duplicate mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061. Each stockholder will continue to receive a separate proxy card or Notice of Internet Availability of Proxy Materials. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer stockholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Your household may have received a single copy of the Notice of Internet Availability of Proxy Materials or a single set of proxy materials this year. If you would like to receive another copy of this year’s Notice or proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.

ANNUAL REPORTS

Our 2009 Annual Report to Stockholders, which includes our consolidated financial statements for the fiscal year ended May 31, 2009, is available on our website at www.generalmills.com in the “Investors” section. Otherwise, please call 800-245-5703, and a copy will be sent to you without charge. You may also request a free copy of our annual report on Form 10-K for the fiscal year ended May 31, 2009 by writing to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at corporate.secretary@genmills.com.

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet or, if you received a printed copy of the proxy materials, sign and promptly return your proxy card in the enclosed envelope.

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

The board has established the following guidelines consistent with the current listing standards of the New York Stock Exchange for determining director independence:

•	A director will not be considered independent if, within the preceding three years,

—	the director was an employee of, or an immediate family member of the director was an executive officer of, General Mills;

—	the director or an immediate family member of the director has received during any 12-month period more than $120,000 in direct compensation from us (other than director fees and pension or other deferred compensation for prior service to us);

—	an executive officer of General Mills was on the compensation committee of a company which, at the same time, employed the director or an immediate family member of the director as an executive officer; or

—	the director is a current executive officer or employee of, or an immediate family member of the director is a current executive officer of, another company that does business with us and the annual payments derived from that business by either company accounts for at least (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company.

•	A director will not be considered independent if:

—	the director or an immediate family member of the director is a current partner of our independent registered public accounting firm;

—	the director is a current employee of our independent registered public accounting firm;

—	an immediate family member of the director is a current employee of our independent registered public accounting firm and personally works on our audit; or

—	the director or an immediate family member of the director was, within the preceding three years, a partner or employee of our independent registered public accounting firm and personally worked on our audit within that time.

•	The following commercial or charitable relationships are immaterial and will not, by themselves, impair a director’s independence:

—	a director or an immediate family member of the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;

—	a director or an immediate family member of the director serves as an officer, director or trustee of a tax exempt organization and our contributions to such organization are less than the greater of (i) $120,000 or (ii) two percent of the organization’s consolidated gross revenues;

—	a director or an immediate family member of the director is an executive officer or director of another company that does business with us and the annual payments derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company and the individual is not directly responsible for or involved in the relationship; or

—	a director or an immediate family member holds a less than 10 percent interest in any entity that has a relationship with us.

•	For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. We will explain in our proxy statement the basis for any determination by the board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.

•	Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to us).

A-1

APPENDIX B

GENERAL MILLS, INC.
2009 STOCK COMPENSATION PLAN

1.	PURPOSE OF THE PLAN

The purpose of the General Mills, Inc. 2009 Stock Compensation Plan (the “Plan”) is to attract and retain able individuals by rewarding employees of General Mills, Inc., its subsidiaries and affiliates (defined as entities in which General Mills, Inc. has a significant equity or other interest, collectively, the “Company”) and to align the interests of employees with those of the stockholders of the Company. The Company shall include any successors to General Mills, Inc. or any future parent corporations or similar entities.

2.	EFFECTIVE DATE AND DURATION OF PLAN

This Plan shall become effective as of September 21, 2009, subject to the approval of the stockholders of the Company at the Annual Meeting on September 21, 2009. Awards may be made under the Plan until December 31, 2011.

3.	ELIGIBLE PERSONS

Only persons who are employees of the Company shall be eligible to receive grants of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and/or Performance Awards (each defined below) and become “Participants” under the Plan. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall exercise the discretionary authority to determine from time to time the employees of the Company who are eligible to participate in this Plan.

4.	AWARD TYPES

(a)	Stock Option Awards. The Committee may award Participants options (“Stock Options”) to purchase a fixed number of shares of common stock ($.10 par value) of the Company (“Common Stock”). The grant of a Stock Option entitles the Participant to purchase shares of Common Stock at an “Exercise Price” established by the Committee which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant, and may exceed the Fair Market Value on the grant date, at the Committee’s discretion. “Fair Market Value” shall equal the closing price on the New York Stock Exchange of the Company’s Common Stock on the applicable date.

(b)	Stock Appreciation Rights. The Committee may also award Participants Stock Appreciation Rights. A Stock Appreciation Right is a right to receive, upon exercise of that right, an amount, which may be paid in cash, shares of Common Stock, or a combination thereof in the complete discretion of the Committee, equal to the difference between the Fair Market Value of one share of Common Stock as of the date of exercise and the Fair Market Value of one share of Common Stock on the date of grant.

(c)	Restricted Stock Awards. The Committee may grant Participants, subject to certain restrictions, shares of Common Stock (“Restricted Stock”) or the right to receive shares of Common Stock or cash (“Restricted Stock Units”).

(d)	Performance Awards. Performance Awards may be made by the Committee granting a right to either the value of a number of shares of Common Stock (“Performance Share Units”) or a monetary amount, which could be settled in such shares or in cash or a combination thereof (“Performance Units”), determined based on the extent to which applicable performance goals are achieved.

Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards are sometimes referred to as “Awards”. To the extent any Award is subject to section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the terms and administration of such Award shall comply therewith and IRS guidance thereunder. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts.

5.	COMMON STOCK SUBJECT TO THE PLAN

(a)	Maximum Shares Available for Delivery. Subject to Section 5(c), the maximum number of shares of Common Stock available for Awards to Participants under the Plan shall be 12,000,000. Stock Options and Stock Appreciation Rights awarded shall reduce the number of shares available for Awards by one share for every one share granted; provided that Stock Appreciation Rights that may be settled only in cash shall not reduce the number of shares available for Awards. Awards of Restricted Stock, Restricted Stock Units and Performance Awards settled in shares of Common Stock shall reduce the number of shares available for Awards by one share for every one share awarded, up to 30 percent of the total number of shares available; beyond that, Restricted Stock, Restricted Stock Units and Performance Awards settled in shares of Common Stock shall reduce the number of shares available for Awards by five shares for every one share awarded. Restricted Stock Units and Performance Awards that may be settled only in cash shall not reduce the number of shares available for Awards.

In addition, any Common Stock covered by a Stock Option or Stock Appreciation Right granted under the Plan which is forfeited prior to the end of the vesting period shall be deemed not to be granted for purposes of determining the maximum number of shares of Common Stock available for Awards under the Plan. In the event a Stock Appreciation Right is settled for cash, the number of shares deducted against the maximum number of shares provided in Section 5(a) shall be restored and again be available for Awards. However, if (i) any Stock Option or Stock Appreciation Right that is exercised through the delivery of Common Stock in satisfaction of the Exercise Price, and (ii) withholding tax requirements arising upon exercise of any Stock Option or Stock Appreciation Right are satisfied through the withholding of Common Stock otherwise deliverable in connection with such exercise, the full number of shares of Common Stock underlying any such Stock Option or Stock Appreciation Right, or portion thereof being so issued shall count against the maximum number of shares available for grants under the Plan.

Upon forfeiture or termination of Restricted Stock, Restricted Stock Units and Performance Awards prior to vesting, the shares of Common Stock subject thereto shall again be available for Awards under the Plan.

The Company will repurchase a number of shares of Common Stock in the public market at least equal to the number of shares of Common Stock issued under this Plan.

(b)	Individual Limits. The number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights or shares of Common Stock available for Restricted Stock, Restricted Stock Units and Performance Awards granted under the Plan to any single Participant shall not exceed, in the aggregate, 1,000,000 shares and/or units per fiscal year. The maximum dollar value of Performance Awards payable to any single Participant shall be $20,000,000 per fiscal year. These per-Participant limits shall be construed and applied consistently with Code section 162(m) and the regulations thereunder.

(c)	Adjustments for Corporate Transactions. If a corporate transaction has occurred affecting the Common Stock such that an adjustment to outstanding Awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to (i) the number and kind of shares which may be awarded under the Plan; (ii) the number and kind of shares subject to outstanding Awards; (iii) the number of shares credited to an account; (iv) the individual limits imposed under the Plan; and if applicable; (v) the Exercise Price of outstanding Options and Stock Appreciation Rights provided that the number of shares of Common Stock subject to any Stock

Option or Stock Appreciation Right denominated in Common Stock shall always be a whole number. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, combination of shares, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction. Notwithstanding anything in this paragraph to the contrary, an adjustment to a Stock Option or Stock Appreciation Right under this paragraph shall be made in a manner that will not result in the grant of a new Stock Option or Stock Appreciation Right under Section 409A.

(d)	Limits on Distribution. Distribution of shares of Common Stock or other amounts under the Plan shall be subject to the following:

(i)	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(ii)	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(e)	Stock Deposit Requirements and other Restrictions. The Committee, in its discretion, may require as a condition to the grant of Awards, the deposit of Common Stock owned by the Participant receiving such grant, and the forfeiture of such grant, if such deposit is not made or maintained during the required holding period. Such shares of deposited Common Stock may not be otherwise sold or disposed of during the applicable holding period or restricted period. The Committee may also determine whether any shares issued upon exercise of a Stock Option or Stock Appreciation Right, or attainment of any performance goal, shall be restricted in any manner.

6.	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS TERMS AND TYPE

(a)	General. Stock Options granted under the Plan shall be Non-Qualified Stock Options governed by Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). The term of any Stock Option and Stock Appreciation Right granted under the Plan shall be determined by the Committee, provided that said term shall not exceed 10 years and one month.

(b)	No Reload Rights. Neither Stock Options nor Stock Appreciation Rights granted under this Plan shall contain any provision entitling the optionee or right-holder to the automatic grant of additional options or rights in connection with any exercise of the original option or right.

(c)	No Repricing. Subject to Section 5(c), outstanding Stock Options and Stock Appreciation Rights granted under this Plan shall under no circumstances be repriced.

7.	GRANT, EXERCISE AND VESTING OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a)	Grant. Subject to the limits otherwise imposed by the terms of this Plan, the Committee has discretionary authority to determine the size of a Stock Option or Stock Appreciation Right Award, which may be tied to meeting performance-based requirements.

(b)	Exercise. Except as provided in Sections 11 and 12 (Change of Control and Termination of Employment), each Stock Option or Stock Appreciation Right may be exercised only in accordance with the terms and conditions of the Stock Option grant or Stock Appreciation Right and during the periods as may be established by the Committee. A Participant exercising a Stock Option or Stock Appreciation Right shall give notice to the Company of such exercise and of the number of shares elected to be purchased prior to 4:30 P.M. CST/CDT on the day of exercise, which must be a business day at the executive offices of the Company.

(c)	Vesting. Stock Options and Stock Appreciation Rights shall not be exercisable unless vested. Subject to Sections 11 and 12 Stock Options and Stock Appreciation Rights shall be fully vested only after four years of the Participant’s continued employment with the Company following the date of the grant.

(d)	Payment of Exercise Price. The Exercise Price for Stock Options shall be paid to the Company at the time of such exercise, subject to any applicable rule or regulation adopted by the Committee:

(i)	in cash (including check, draft, money order or wire transfer made payable to the order of the Company);

(ii)	through the tender of shares of Common Stock owned by the Participant (by either actual delivery or attestation);

(iii)	by a combination of (i) and (ii) above; or

(iv)	by authorizing a third party broker to sell a sufficient number of shares of Common Stock acquired upon exercise of the Stock Option and remit to the Company such sales proceeds to pay the entire Exercise Price and any tax withholding resulting from the exercise.

For determining the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise.

8.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted Stock and Restricted Stock Units may be awarded on either a discretionary or performance-based method.

(a)	Discretionary. With respect to discretionary Awards of Restricted Stock and Restricted Stock Units, the Committee shall:

(i)	Select Participants to whom Awards will be made;

(ii)	Subject to the otherwise applicable Plan limits, determine the number of shares of Restricted Stock or the number of Restricted Stock Units to be awarded to a Participant;

(iii)	Determine the length of the restricted period, which shall be no less than four years;

(iv)	Determine the purchase price, if any, to be paid by the Participant for Restricted Stock or Restricted Stock Units;

(v)	Determine whether Restricted Stock Unit Awards will be settled in shares of Common Stock, cash or a combination thereof; and

(vi)	Determine any restrictions other than those set forth in this Section.

(b)	Performance-Based. With respect to Awards of performance-based Restricted Stock and Restricted Stock Units, the intent is to grant such Awards so as to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). Performance-based Awards are subject to the following:

(i)	The Committee has exclusive authority to determine which Participants may be awarded performance-based Restricted Stock and Restricted Stock Units and whether any Restricted Stock Unit Awards will be settled in shares of Common Stock, cash, or a combination thereof.

(ii)	In order for any Participant to be awarded Restricted Stock or Restricted Stock Units for a Performance Period (defined below), the net earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes (“Net Earnings”) of the Company for such Performance Period must be greater than zero.

(iii)	At the end of the Performance Period, if the Committee determines that the requirement of Section 8(b)(ii) has been met, each Participant eligible for a performance-based Award shall be deemed to have earned an Award equal in value to the Maximum Amount, or such lesser amount as the Committee shall determine in its discretion to be appropriate. The Committee may base this determination on performance-based criteria and in no case shall this have the effect of increasing an Award payable to any other Participant. For purposes of computing the value of Awards, each Restricted Stock or Restricted Stock Unit shall be deemed to have a value equivalent to the Fair Market Value of one share of Common Stock on the date the Award is granted.

(iv)	In addition to the limitation on the number of shares of Common Stock available for Awards under section 5(b) hereof, in no event shall the total value of the performance-based Restricted Stock or Restricted Stock Unit Award granted to any Participant for any one Performance Period exceed 0.5 percent of the Company’s Net Earnings for that Performance Period (such amount is the “Maximum Amount”).

(v)	The Committee shall determine the length of the restricted period which, subject to Sections 11 and 12, shall be no less than four years.

(vi)	“Performance Period” means a fiscal year of the Company, or such other period as the Committee may from time to time establish.

Subject to the restrictions set forth in this Section, each Participant who receives Restricted Stock shall have certain rights as a stockholder with respect to such shares, as set forth in the applicable Award Agreement. Each Participant who is awarded Restricted Stock Units that are settled in shares of Common Stock shall be eligible to receive, at the expiration of the applicable restricted period (or such later time as provided herein), one share of Common Stock for each Restricted Stock Unit awarded, and the Company shall issue to each such Participant that number of shares of Common Stock. Each Participant who is awarded Restricted Stock Units that are settled in cash shall receive an amount equal to the Fair Market Value of a share of Common Stock on the date the applicable restricted period ends, multiplied by the number of Units awarded. Participants who receive Restricted Stock Units shall have no rights as stockholders with respect to such Restricted Stock Units until such time as share certificates for Common Stock are issued to the Participants (if applicable); provided, however, that as of the first day of each quarter, during the applicable restricted period for all Restricted Stock Units awarded hereunder, the Company may credit to each such Participant an amount equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock. Notwithstanding any provisions of this Section or the Plan to the contrary, any dividends or other distributions paid on Restricted Stock, or any dividend equivalents or other distributions credited in respect to Restricted Stock Units, shall be distributed (in either cash or shares of Common Stock, with or without interest or other earnings, as provided in the Award Agreement at the discretion of the Committee) to the Participant only if, when, and to the extent the restrictions imposed on the attendant Restricted Stock or Restricted Stock Units lapse, and in an amount equal to the sum of all quarterly dividends and other distributions paid by the Company during the applicable restricted period on the equivalent number of shares of Common Stock which become unrestricted. Such dividends, dividend equivalents, or other distributions shall be payable at the same time as the attendant Restricted Stock or Restricted Stock Units to which they relate, as provided under the applicable terms of the Plan and relevant Award Agreements. Dividends, dividend equivalents, and other distributions that are not so vested shall be forfeited.

The Committee may in its discretion permit a Participant to defer receipt of any Common Stock or cash issuable upon the lapse of any restriction of Restricted Stock or Restricted Stock Units, subject to such rules and procedures as it may establish. In particular, the Committee shall establish rules relating to such deferrals intended to comply with the requirements of Code section 409A, including without limitation, the time when a deferral election can be made, the period of the deferral, and the events that would result in payment of the deferred amount.

9.	PERFORMANCE AWARDS

(a)	Grant. The Committee may grant Performance Awards which may be denominated in shares of Common Stock (“Performance Share Units”) or notionally represented by a monetary value, and which may be settled in shares of Common Stock, paid in cash, or a combination thereof (“Performance Units”).

(b)	Performance Goal. In order for any Participant to be granted a Performance Award for a Performance Period (defined below), the net earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes (“Net Earnings”) of the Company for such Performance Period must be greater than zero.

(c)	Grant Size. At the end of the Performance Period, if the Committee determines that the requirement of Section 9(b) has been met, each Participant eligible for a Performance Award shall be deemed to be granted an Award equal in value to the Maximum Amount, or such lesser amount as the Committee determines in its discretion to be appropriate. The Committee may base this determination on additional performance-based criteria and in no case shall this have the effect of increasing an Award payable to any other Participant. For purposes of computing the grant value of Awards, each Performance Award denominated in shares of Common Stock (whether or not share settled) shall be deemed to have a value equivalent to the Fair Market Value of one share of Common Stock on the date the Award is granted.

(d)	Additional Performance Conditions and Vesting. Awards granted under this Section 9 shall be subject to such other terms and conditions as the Committee, in its discretion, imposes in the relevant Award Agreement. These conditions may include service and/or performance requirements and goals over periods of one or more years that could result in the future forfeiture of all or part of the Performance Award granted hereunder in the event of the Participant’s termination of employment with the Company prior to the expiration of any service conditions, and/or said performance criteria or other conditions are not met in whole or in part within the designated period of time. This designated period of time shall be referred to as the “Additional Performance Period”. Except as provided in Sections 11(b), (c) and 12(c), Performance Awards shall not be paid other than on the date specified in the relevant Award Agreement after the end of the Additional Performance Period.

(e)	Maximum Amount. In addition to the limitation on the dollar value of Performance Awards and the number of shares of Common Stock available for Awards under Section 5(b), in no event shall the total value of a Performance Award granted to any Participant for any one Performance Period exceed 0.5 percent of the Company’s Net Earnings for that Performance Period (such amount is the “Maximum Amount”).

(f)	Performance Period. “Performance Period” means the period as the Committee may from time to time establish.

(g)	Dividend Equivalents and Voting. At the discretion of the Committee, Performance Share Units may be credited with amounts equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock. Notwithstanding the previous sentence, any dividend equivalents or other distributions so credited shall be distributed (in either cash or shares of Common Stock, with or without interest or other earnings, as provided in the Award Agreement at the discretion of the Committee) to the Participant only if, when, and to the extent the conditions imposed on the attendant Performance Share Units are satisfied, and in an amount equal to the sum of all quarterly dividends and other distributions paid by the Company during the relevant Performance Period and/or Additional Performance Period on the equivalent number of shares of Common Stock which become payable. Such dividend equivalents or other distributions shall be payable at the same time as the attendant Performance Share Units to which they relate, as provided under the applicable terms of the Plan and Award Agreement. Dividend equivalents and other distributions that are not so vested shall be forfeited. Dividend equivalents shall not be credited in respect to Performance Units. Participants who receive either Performance Share Units or Performance Units shall have no rights as stockholders and in particular shall have no voting rights.

The Committee may in its discretion permit a Participant to defer receipt of any Common Stock or cash issuable under a Performance Award subject to such rules and procedures as it may establish. In particular, the Committee shall establish rules relating to such deferrals intended to comply with the requirements of Code section 409A, including without limitation, the time when a deferral election can be made, the period of the deferral, and the events that would result in payment of the deferred amount.

10.	TAXES

The Company has the right to withhold amounts from Awards to satisfy tax obligations as it deems appropriate. Whenever the Company issues Common Stock under the Plan, unless it decides to satisfy the withholding obligations through additional withholding on salary or other wages, it may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state, local or foreign tax withholding requirements prior to the delivery of such Common Stock, or the Company may in its discretion withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

11.	CHANGE OF CONTROL

(a)	Each of the following (i) through (iv) constitutes a “Change of Control”:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Voting Securities; or

(ii)	Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”); excluding however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Securities, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b)	If, within two years after a Change of Control a Participant experiences an involuntary separation from service initiated by the Company for reasons other than “cause” (for this purpose cause shall have the same meaning as that term has in Section 4.2(b)(ii) of Plan B of the General Mills Separation Pay and Benefits Program for Officers), or a separation from service for “good reason” actually entitling the employee to certain separation benefits under Section 4.2(a)(ii) of Plan B of the General Mills Separation Pay and Benefits Program for Officers, the following applies:

(i)	All of his or her outstanding Stock Options and Stock Appreciation Rights shall fully vest immediately and remain exercisable for the one-year period beginning on the date of his or her separation from service.

(ii)	All shares of Restricted Stock and Restricted Stock Units shall fully vest and be settled immediately (subject to a proper deferral election made with respect to the Award).

(iii)	All Performance Awards shall fully vest immediately and shall be considered to be earned in full “at target” as if the applicable performance goals established for the Additional Performance Period have been achieved, and paid immediately (subject to a proper deferral election made with respect to the Award).

(iv)	If Awards are replaced pursuant to subsection (d) below, the protections and rights granted under this subsection (b) shall transfer and apply to such replacement awards.

Notwithstanding the above, any Restricted Stock Units or Performance Awards subject to Section 409A (not subject to a proper deferral election) shall be settled on the Participant’s separation from service (within the meaning of Section 409A) or in the case of a Participant who is a “specified employee” (within the meaning of Section 409A) on the first day of the seventh month following the month of the Participant’s separation from service.

(c)	If, in the event of a Change of Control, and to the extent outstanding Awards are not assumed by a successor corporation (or affiliate thereto) or other successor entity or person, or replaced with an award or grant that, solely in the discretionary judgment of the Committee preserves the existing value of outstanding Awards at the time of the Change of Control, then, by action of the Committee, the following shall occur:

(i)	Subject to the other provisions of this subsection (c), All Stock Options and Stock Appreciation Rights shall vest and become exercisable immediately upon the Change of Control event.

(ii)	The restrictions on all shares of Restricted Stock shall lapse and Restricted Stock Units shall vest immediately.

(iii)	All Performance Awards shall fully vest immediately and shall be considered to be earned in full “at target” as if the applicable performance goals established for the Additional Performance Period have been achieved.

(iv)	If the Change of Control constitutes a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Participants’ Restricted Stock Units and Performance Awards shall be settled and paid upon the Change of Control.

(v)	If the Change of Control does not constitute a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Restricted Stock Units and Performance Awards that are not Section 409A Restricted Stock Units and/or not otherwise subject to Section 409A, and on which a deferral election was not made, shall be settled and paid upon the Change of Control. However, the Section 409A Restricted Stock Units, Performance Awards otherwise subject to Section 409A, or such Awards for which a proper deferral election was made, shall be settled in cash equal to either the Award’s Fair Market Value at the time of the Change of Control, or its monetary value provided for above in (iii), as applicable, plus interest at a rate of Prime plus 1% from the Change of Control to the date of payment, which shall be the time the original restriction period would have closed, the Performance Award would have been originally payable, or the date elected pursuant to the proper deferral election, as applicable.

In the discretion of the Committee and notwithstanding subsection (c)(i) above or any other Plan provision, outstanding Stock Options and Stock Appreciation Rights (both exercisable and unexercisable) may be cancelled at the time of the Change of Control in exchange for cash, property, or a combination thereof that is determined by the Committee to be at least equal to the excess (if any) of the value of the consideration that would be received in such Change of Control by the holders of Common Stock, over the exercise price for such Awards. For purposes of clarification, by operation of this provision Stock Options and Stock Appreciation Rights that would not yield a gain at the time of the Change of Control under the aforementioned equation are subject to cancellation without consideration. Furthermore, the Committee is under no obligation to treat Awards and/or Participants uniformly and has the discretionary authority to treat Awards and Participants disparately.

(d)	If in the event of a Change of Control and to the extent outstanding Awards are assumed by any successor corporation, affiliate thereof, person or other entity, or are replaced with awards that, solely in the discretionary judgment of the Committee preserve the existing value of outstanding Awards at the time of the Change of Control and provide for vesting payout terms, and performance goals, as applicable, that are at least as favorable to Participants as vesting, payout terms and Performance Goals applicable to Awards, then all such Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms.

(e)	With respect to any outstanding Awards as of the date of any Change of Control which require the deposit of owned Common Stock as a condition to obtaining rights, the deposit requirement shall be terminated as of the date of the Change of Control.

12.	TERMINATION OF EMPLOYMENT

(a)	Resignation or Termination for Cause. If the Participant’s employment by the Company is terminated by either

(i)	the voluntary resignation of the Participant, or

(ii)	a Company discharge due to Participant’s illegal activities, poor work performance, misconduct or violation of the Company’s Code of Conduct, policies or practices,

then the Participant’s Stock Options and Stock Appreciation Rights shall terminate three months after such termination (but in no event beyond the original full term of the Stock Options or Stock Appreciation Rights) and no Stock Options or Stock Appreciation Rights shall become exercisable after such termination, and all shares of Restricted Stock, Restricted Stock Units which are subject to restriction on the date of termination, and all outstanding Performance Awards, shall be cancelled and forfeited.

(b)	Other Termination. If the Participant’s employment by the Company terminates involuntarily at the initiation of the Company for any reason other than specified in Sections 11, 12 (a), (d) or (e), the following rules shall apply:

(i)	In the event that, at the time of such involuntary termination, the sum of the Participant’s age and years of service with the Company equals or exceeds 70, (A) the Participant’s outstanding Stock Options and Stock Appreciation Rights shall continue to become exercisable according to the schedule established at the time of grant unless otherwise provided in the applicable Award Agreement; (B) the restriction on all shares of Restricted Stock shall lapse and Restricted Stock Units shall vest and be paid (or deferred, as appropriate) immediately; and (C) any Performance Awards remaining outstanding during the Additional Performance Period shall fully vest and be payable according to the original terms of the Award with a value, if any, that otherwise would be earned under the applicable performance goals originally established under the Award Agreement based on actual performance (subject to a proper deferral election). Stock Options and Stock Appreciation Rights shall remain exercisable for the remaining full term of such Awards.

(ii)	In the event that, at the time of such involuntary termination, the sum of the Participant’s age and years of service with the Company is less than 70, (A) the Participant’s outstanding unexercisable Stock Options and Stock Appreciation Rights, and unvested Restricted Stock and Restricted Stock Units, shall become exercisable or vest and paid or deferred immediately, as the case may be, as of the date of termination, in a pro-rata amount based on the full months of employment completed during the full vesting period from the date of grant to the date of termination with such newly-vested Stock Options and Stock Appreciation Rights, and Stock Options and Stock Appreciation Rights exercisable on the date of termination, remaining exercisable for the lesser of one year from the date of termination and the original full term of the Stock Option and/or Stock Appreciation Right; and (B) the Participant’s Performance Awards remaining outstanding during the Additional Performance Period shall be payable according to the original terms of the Award with a value, if any, that otherwise would be earned under the applicable performance goals originally established under the Award Agreement based on actual performance, and shall vest at the end of the relevant Additional Performance Period in a pro-rata amount based on the full months of employment completed during the relevant Additional Performance Period originally established in the Award Agreement through the date of termination. All other Stock Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units and

Performance Awards shall be forfeited as of the date of termination. Provided, however, that if the Participant is a Company Senior Vice President or above, the Participant’s outstanding Stock Options and Stock Appreciation Rights which, as of the date of termination are not yet exercisable, shall become exercisable effective as of the date of such termination and, with all outstanding Stock Options and Stock Appreciation Rights already exercisable on the date of termination, shall remain exercisable for the lesser of one year following the date of termination and the original full term of the Stock Option or Stock Appreciation Right; all shares of Restricted Stock and Restricted Stock Units shall fully vest as of the date of termination and be paid or deferred immediately; and any outstanding Performance Awards shall fully vest and be payable according to the original terms of the Award with a value, if any, that otherwise would be earned under the applicable performance goals originally established in the Award Agreement (subject to a proper deferral election).

Notwithstanding the foregoing, any Section 409A Restricted Stock Units that vest under this Section 12(b) shall be paid on the Participant’s separation from service (within the meaning of Code section 409A), or in the case of a Participant who is a specified employee (within the meaning of Code section 409A) shall be paid on the first day of the seventh month following the month of separation from service.

(c)	Death. If a Participant dies while employed by the Company, any Stock Option or Stock Appreciation Right previously granted under this Plan shall fully vest and become exercisable upon death and may be exercised by the person designated as such Participant’s beneficiary or beneficiaries or, in the absence of such designation, by the Participant’s estate. Stock Options and Stock Appreciation Rights shall remain exercisable for the remaining full term of such Awards. A Participant who dies while employed by the Company during any applicable restricted period shall fully vest in such shares of Restricted Stock or Restricted Stock Units, effective as of the date of death, and such shares or cash shall be paid as of the first day of the month following death to the designated beneficiary or beneficiaries. If a Participant dies while employed by the Company during an Additional Performance Period, all Performance Awards shall fully vest and shall be considered to be earned in full “at target” as if the applicable performance goals have been achieved, and paid on the first day of the month following death to the designated beneficiary or beneficiaries.

(d)	Retirement. The Committee shall determine, at the time of grant, the treatment of Awards upon the retirement of the Participant. Unless other terms are specified in the original Award Agreement, if the termination of employment is due to a Participant’s retirement on or after age 55 and completion of five years of eligibility service under the General Mills Pension Plan, the Participant may, effective as of the date of employment termination as a retiree, exercise a Stock Option or Stock Appreciation Right pursuant to the original terms and conditions of such Awards; shall fully vest in, and be paid or have deferred, all shares of Restricted Stock or shares or cash attributable to Restricted Stock Units; and all Performance Awards shall fully vest and be payable according to the original terms of the Award with a value, if any, that otherwise would be earned under the applicable performance goals originally established in the Award Agreement based on actual performance (subject to a proper deferral election made with respect to the Award). However, the Restricted Stock Units without a proper deferral election that vest under this Section 12(d) shall be payable on the Participant’s separation from service (within the meaning of Section 409A) or in the case of a Participant who is a specified employee (within the meaning of Section 409A) shall be paid on the first day of the seventh month following the month of separation from service.

A Restricted Stock Unit that could vest upon retirement under this Section 12(d) at any time within the Award’s restricted period shall be referred to as a “Section 409A Restricted Stock Unit”.

Notwithstanding the above, the terms of this Section 12(d) shall not apply to a Participant who, prior to a Change of Control, is terminated for cause as described in Section 12(a)(ii); said Participant shall be treated as provided in Section 12(a).

(e)	Spin-offs and Other Divestitures. If the termination of employment is due to the divestiture, cessation, transfer, or spin-off of a line of business or other activity of the Company, the Committee, in its sole discretion, shall determine the conversion, vesting, or other treatment of all outstanding Awards under the Plan. Such treatment shall be consistent with Section 409A, and in particular will take into account whether a separation from service has occurred within the meaning of Section 409A.

13.	ADMINISTRATION OF THE PLAN

(a)	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section.

(b)	Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more outside, disinterested members of the Board who, in the judgment of the Board, are qualified to administer the Plan as contemplated by Rule 16b-3 of the Securities and Exchange Act of 1934 (or any successor rule), Code section 162(m) and the regulations thereunder (or any successors thereto), and any rules and regulations of a stock exchange on which Common Stock is traded.

(c)	Powers of Committee. The authority to manage and control the operations and administration of the Plan shall be vested in the Committee, subject to the following:

(i)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the eligible Company employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares or amounts covered by the Awards, to establish the terms, conditions, performance criteria, performance period, restrictions, and other provisions of such Awards, to specify that the Participant’s rights, payments, and benefits with respect to Awards shall be subject to adjustment, reduction, cancellation, forfeiture, or recoupment under certain circumstances, and (subject to the restrictions imposed by Section 14) to cancel or suspend Awards. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant. Such terms and conditions may be evidenced by an agreement (“Award Agreement”), which need not require execution by the Participant, in which case acceptance of the Award shall constitute agreement by the Participant with all its terms, conditions, limitations and forfeiture provisions.

(ii)	The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(iii)	The Committee will have the authority and discretion to interpret the Plan and Award Agreements, to establish, modify, and rescind any rules relating to the Plan, to determine the terms and provisions of any Award Agreements made pursuant to the Plan, to correct any technical defect(s) or omission(s) in connection with the Plan or Award Agreement, reconcile any technical inconsistencies in connection with the Plan or Award Agreement, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(iv)	Any interpretation of the Plan or Award Agreements by the Committee and any decision made by it under the Plan or Award Agreements is final and binding.

(v)	The Committee will have exclusive authority and discretion to decide how outstanding Awards will be treated, and is empowered to make all elections among possible options, consistent with Sections 11(c) and (d).

(d)	Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(e)	Designation of Beneficiary. Each Participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or to receive any payment which under the terms of the Plan and the relevant Award Agreement may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. Such form may establish other rules as the Committee deems appropriate. If no beneficiary has been designated by a deceased Participant, or if all the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

14.	AMENDMENTS OF THE PLAN

The Committee may from time to time prescribe, amend and rescind rules relating to the Plan. Subject to the approval of the Board of Directors, where required, the Committee may at any time terminate, amend, or suspend the operation of the Plan, provided that no action shall be taken by the Board of Directors or the Committee without the approval of the stockholders which would:

(a)	except as provided in Section 5(c), materially increase the number of shares which may be issued under the Plan;

(b)	permit granting of Stock Options or Stock Appreciation Rights at less than Fair Market Value;

(c)	except as provided in Section 5(c), permit the repricing of outstanding Stock Options or Stock Appreciation Rights; or

(d)	amend the individual limits on awards set forth in Section 5(b) which may be granted to any single Participant.

No termination, modification, suspension, or amendment of the Plan shall alter or impair the rights of any Participant pursuant to an outstanding Award, in any material respect, without the consent of the Participant. There is no obligation for uniformity of treatment of Participants or Awards under the Plan.

15.	FOREIGN JURISDICTIONS

The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to employees of the Company who are subject to such laws and who receive Awards under the Plan.

16.	TRANSFERABILITY OF AWARDS

Except as otherwise provided by rules of the Committee, no Stock Options or Stock Appreciation Right shall be transferable by a Participant otherwise than (i) by the Participant’s last will and testament or (ii) by the applicable laws of descent and distribution, and such Stock Options or Stock Appreciation Right shall be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. Except as otherwise provided in Sections 8 or 9, no shares of Restricted Stock, no Restricted Stock Units and no Performance Awards shall be sold, exchanged, transferred, pledged or otherwise disposed of during the restricted period.

17.	NON-ALIENATION OF RIGHTS AND BENEFITS.

Subject to Section 16 and the rights of the Company established under the Plan’s terms, no right or benefit under the Plan shall be subject to alienation, sale, assignment, pledge, or encumbrance and any attempt to do so shall be void. No right or benefit under the Plan be subject to the debts, contracts, liabilities or torts of the person entitled to such rights or benefits.

18.	LIMITATION OF LIABILITY OR OBLIGATION OF THE COMPANY.

Nothing in the Plan shall be construed

(a)	to give any employee of the Company any right to be granted any Award other than at the sole discretion of the Committee;

(b)	to give any Participant any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;

(c)	to limit in any way the right of the Company or any Subsidiary to terminate, change or modify, with or without cause, the employment of any Participant at any time; or

(d)	to be evidence of any agreement or understanding, express or implied, that the Company or any Subsidiary will employ any Participant in any particular position at any particular rate of compensation or for any particular period of time.

Payments and other benefits received by a Participant under an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary, unless expressly so provided by such other plan, contract or arrangement.

19.	NO LOANS

The Company shall not lend money to any Participant to finance a transaction under this Plan.

20.	NOTICES

All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:

Attention: Corporate Compensation
General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, MN 55426

21.	RECOGNITION AWARDS

Notwithstanding any other provision of the Plan to the contrary, the Committee is given the discretionary authority to award up to a total of 10,000 unrestricted shares of Common Stock during each calendar year to selected employees as a bonus or reward (“Recognition Awards”). Under this paragraph no employee shall receive over 100 shares of Common Stock as Recognition Awards over the duration of the Plan’s term.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until noon Eastern Daylight Time on Sunday, September 20, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by General Mills, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also register your consent by going to www.icsdelivery.com/gis.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until noon Eastern Daylight Time on Sunday, September 20, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to General Mills, Inc., c/o Broadridge Investor Communications Solutions, 51 Mercedes Way, Edgewood, NY 11717.
IF YOU VOTE BY PHONE OR INTERNET,
PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M15846-P82382	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MILLS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4.

Vote on Directors
1.	Election of Directors		For	Against	Abstain			For	Against	Abstain

	Nominees:		☐	☐	☐

1a)	Bradbury H. Anderson		☐	☐	☐		1i) Steve Odland	☐	☐	☐

1b)	R. Kerry Clark		☐	☐	☐		1j) Kendall J. Powell	☐	☐	☐

1c)	Paul Danos		☐	☐	☐		1k) Lois E. Quam	☐	☐	☐

1d)	William T. Esrey		☐	☐	☐		1l) Michael D. Rose	☐	☐	☐

1e)	Raymond V. Gilmartin		☐	☐	☐		1m) Robert L. Ryan	☐	☐	☐

1f)	Judith Richards Hope		☐	☐	☐		1n) Dorothy A. Terrell	☐	☐	☐

1g)	Heidi G. Miller		☐	☐	☐	Vote on Proposal

1h)	Hilda Ochoa-Brillembourg		☐	☐	☐	2.	Adopt the 2009 Stock Compensation Plan.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	3.	Ratify the appointment of KPMG LLP as General Mills’ independent registered public accounting firm.	☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐		4.	Stockholder Proposal on Advisory Vote on Executive Compensation.	☐	☐	☐

			Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS
Monday, September 21, 2009
11:00 a.m. (Central Daylight Time)
Children’s Theatre Company
2400 Third Avenue South
Minneapolis, Minnesota
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M15847-P82382

PROXY 2009
GENERAL MILLS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I appoint Kendall J. Powell and Roderick A. Palmore, together and separately, as proxies to vote all shares of common stock that I have power to vote at the annual meeting of stockholders to be held on September 21, 2009 in Minneapolis, Minnesota, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place. In the event of unforeseen circumstances such as the death or disability of a director nominee, the Board may substitute another person for that nominee. The proxies will vote these shares for that other person unless you instruct us otherwise.
This proxy will be voted as directed. If no direction is made, it will be voted “FOR” Proposals 1, 2 and 3 and it will be voted “AGAINST” Proposal 4.
If you hold shares of common stock through the General Mills 401(k) Savings Plan, you may direct State Street Bank and Trust, as the plan fiduciary, how to vote the shares. For shares which are not allocated to participant accounts or for shares for which no direction has been received, State Street will vote those shares in the same proportion as directed shares are voted. For instructions received by phone or Internet, the deadline is 10 am Eastern Daylight Time on Thursday, September 17, 2009. Any instruction received by State Street regarding your vote shall be confidential.
PLEASE SIGN on the reverse side exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be signed and dated on reverse side)